Exhibit 1.1
Agreement of Sale and Purchase
NCL Appalachian Partners, L.P.,
Locin Oil Corporation,
Lyons Petroleum Reserves, Inc.,
MC Reserves, Inc.,
as Sellers
and
Ultra Resources, Inc.
as Buyer
Dated December 18, 2009

TABLE OF CONTENTS

ARTICLE I. Definitions and References		1

Section 1.1.	Defined Terms	1

ARTICLE II. Property to be Sold and Purchased		4

Section 2.1.	Properties	4
Section 2.2.	Excluded Properties	5

ARTICLE III. Purchase Price		6

Section 3.1.	Purchase Price	6
Section 3.2.	Deposit	7
Section 3.3.	Purchase Price Allocation	7

ARTICLE IV. Representations of Seller		8

Section 4.1.	Representations of Seller	8

(a) Organization and Qualification		8
(b) Due Authorization		8
(c) Approvals		8
(d) Valid, Binding and Enforceable		8
(e) Litigation		8
(f) Basic Documents		9
(g) Consents and Preferential Rights		9
(h) Environmental Matters		9
(i) Hedges, Calls on Production, Imbalances, Other Matters		9
(j) Taxes		9
(k) Bankruptcy		10
(l) Commitments		10

Section 4.2.	Disclaimers	10

ARTICLE V. Representations of Buyer		11

Section 5.1.	Representations of Buyer	11

(a) Organization and Qualification		11
(b) Due Authorization		11
(c) Approvals		11
(d) Valid, Binding and Enforceable		11
(e) No Litigation		12
(f) No Distribution		12
(g) Knowledge and Experience		12
(h) Merits and Risks of an Investment in the Properties		12

i

(i) Bankruptcy		12

ARTICLE VI. Covenants of Sellers Pending Closing		12

Section 6.1.	Access to Records	12
Section 6.2.	Physical Inspection	13
Section 6.3.	Exculpation and Indemnification	14
Section 6.4.	Administration of the Assets	14
Section 6.5.	Preferential Rights and Consents	15

(a) Preferential Rights		15
(b) Consents		16

Section 6.6.	Notification of Certain Matters	17
Section 6.7.	Acquisition of Additional Leases	17

ARTICLE VII. Due Diligence Review		18

Section 7.1.	Review By Buyer	18
Section 7.2.	Nature of Defects	19

(a) Liens		19
(b) Leased Mineral Acres — Deep Rights		19
(c) Lease Burdens — Deep Rights		19
(d) Environmental Matters		19
(e) Contracts		19

Section 7.3.	Permitted Matters and Encumbrances	20
Section 7.4.	Seller's Response to Asserted Defects	20

(a) Cure		20
(b) Additional Closing		20
(c) Adjustment		20

Section 7.5.	Resolution of Uncured Defects	21

(a) Agreed Upon Adjustment		21
(b) Carved Out Property		21

Section 7.6.	Adjustment For Certain Uncured Defects	21

(a) Liens		21
(b) Net Leased Mineral Acre Deficiencies		21
(c) Excess Lease Burdens		21

Section 7.7.	Possible Upward Adjustments	22
Section 7.8.	Limitations on Adjustments	22

LIST OF EXHIBITS

Exhibits —	A		Part I and II: Leases; Net Leased Mineral Acres; Net Revenue Interest, and Working Interest
Part III: Wells; Net Revenue Interest, and Working Interest
Part IV: Other Leases
	B		First Sales Meter Point
	1.1		Allocated Amount
	3.3		Tax Allocation
	4.1	(e)	Litigation
	4.1	(f)	Schedule of Material Leases and Contracts
	4.1	(g)	Preferential Rights and Consents
	4.1	(l)	Commitments
	6.1		Withheld Privileged Information
	6.7		Additional Leases
	7.2	(a)	Existing Mortgages
	7.2	(c)	NRI Title Issue
	9.2	(a)	Form of Conveyance
	9.2	(e)	Cooperation Agreement

v

AGREEMENT OF SALE AND PURCHASE
     This Agreement dated December 18, 2009, is by and between NCL Appalachian Partners, L.P., a Texas limited partnership (herein called “NCL”) and Locin Oil Corporation, a Texas corporation, Lyons Petroleum Reserves, Inc., a Texas corporation, and MC Reserves, Inc., a Texas corporation (said additional parties herein collectively with NCL called “Sellers” and each of Sellers individually called “Seller”), and Ultra Resources, Inc., a Wyoming corporation (herein called “Buyer”);
WITNESSETH:
     WHEREAS, each Seller is willing to sell to Buyer, and Buyer is willing to purchase from each Seller, the Properties, as defined below, all upon the terms and conditions set forth herein;
     NOW, THEREFORE, in consideration of the mutual benefits derived and to be derived from this Agreement by each party hereto, Sellers and Buyer agree as follows:
ARTICLE I.
Definitions and References
          Section 1.1. Defined Terms. When used in this Agreement, the following terms, whether used in the singular or plural, shall have the respective meanings assigned to them in this Section 1.1 or in the Section, subsections or other subdivisions referred to below:
“Additional Leases” shall have the meaning assigned to such term in Section 6.7.
“Agreement” shall mean this agreement, as hereafter changed, amended or modified in accordance with the terms hereof.
“Allocated Amount” shall be Buyer’s allocation of the Purchase Price among the Properties as set forth on Exhibit 1.1.
“Applicable Environmental Laws” shall mean all federal, state or local laws, rules, orders or regulations pertaining to the protection of the environment, including those relating to waste materials and/or hazardous substances.
“Asserted Defects” shall have the meaning assigned to such term in Section 7.1.
“Bank” is defined in Section 3.2.
“Business Days” shall mean any day, other than Saturday, Sunday or other day on which commercial banks in Texas are authorized or required by law to close.
“Buyer Indemnitees” shall have the meanings assigned to such terms in Section 12.2.
“Buyer’s Indemnified Claim” and “Buyer’s Indemnified Claims” shall have the meanings assigned to such terms in Section 12.2.

“Claims” shall have the meaning assigned to such term in Section 4.1(e).
“Closing” and “Closing Date” shall have the meanings assigned to such terms in Section 9.1.
“Code” means the Internal Revenue Code of 1986, as amended.
“Consents” shall have the meaning assigned to such term in Section 4.1(g).
“Conveyance” shall have the meaning assigned to such term in Section 9.2.
“Deep Rights” means all depths below the subsurface depth of the stratigraphic equivalent of the top of the Devonian Geneseo Shale formation being further described as a depth of 7,265’ in the Phillips Petroleum Company COP Tract 102-1 well located in Clinton County, Pennsylvania (API No. 37-035-20039) as further defined in the JEA.
“Defect” shall have the meaning assigned to such term in Section 7.2.
“Defect Deadline” shall have the meaning assigned to such term in Section 7.1.
“Defect Deductible” shall have the meaning assigned to such term in Section 7.8.
“Deposit” shall have the meaning assigned to such term in Section 3.2.
“Effective Date” shall have the meaning assigned to such term in Section 9.2.
“Excluded Liens” shall have the meaning assigned to such term in Section 7.2(a).
“Excluded Property” or “Excluded Properties” shall have the meaning assigned to such term in Section 2.2.
“Indemnitee” shall have the meaning assigned to such term in Section 12.3.
“JEA” shall mean that certain Joint Exploration Agreement between Anadarko E&P Company LP and NCL Appalachian Partners, L.P. dated effective as of August 1, 2006.
“Leases” shall have the meaning assigned to such term in Section 2.1(c).
“Like-Kind Exchange” shall have the meaning assigned to such term in Section 15.16.
“MAE” means with respect to each Seller a material adverse effect, or change that could reasonably be foreseen to have a material adverse effect on the Properties being conveyed by such Seller taken as a whole other than any change, circumstance or effect (i) relating to the economy or securities markets in general, (ii) affecting the oil and gas or energy industry generally, such as fluctuations in the prices for oil or gas, (iii) relating to any Minimum Royalty Litigation, or (iv) any change in applicable law, rule or regulation or GAAP or interpretation thereof after the date hereof, so long as such changes do not adversely affect the Seller in a materially disproportionate manner relative to other similarly situated participants in the oil and gas or energy industry generally.

“Minimum Royalty Law” means the Pennsylvania Minimum Royalty Act., 58 P.S. § 33, et seq., as amended.
“Minimum Royalty Litigation” means any claim, cause of action or demand asserted in any suit, action or proceedings before a governmental entity, in effect prior to, at, or after the Effective Date seeking to invalidate, terminate, cancel or void any Lease or to recover any minimum royalty, improper deductions from royalty payments previously paid under such Lease or any other damage or relief, legal or equity, in each case to the extent based upon (a) any violation of any Minimum Royalty Law or (b) any claim for fraud or similar misconduct in connection (whether asserted under common law or otherwise) with (i) the initial bonus or other consideration paid for the execution or negotiation of a Lease or (ii) the sufficiency of the royalty percentage or delay, shut-in or similar payments provided in the Lease.
“NCL Leases” shall have the meaning assigned to such term in Section 2.1(a).
“Net Leased Mineral Acres” means, for each Lease described on Exhibit A, (a) the number of acres of land covered by each such Lease, multiplied by (b) the interest in oil and gas in the Deep Rights covered by such Lease in such lands, multiplied by (c) Seller’s undivided interest in such Lease insofar as it covers such lands and formation (provided that if items (b) and/or (c) vary as to different areas covered by such Lease, a separate calculation shall be done for each such area with respect to any tract of land).
“Other Leases” shall have the meaning assigned to such term in Section 2.1(c).
“Permitted Encumbrances” shall have the meaning assigned to such term in Section 7.3.
“Preferential Rights” shall have the meaning assigned to such term in Section 4.1(g).
“Privileged Information” shall have the meaning assigned to such term in Section 6.1.
“Property” or “Properties” shall have the meaning assigned to such term in Section 2.1.
“Purchase Price” shall have the meaning assigned to such term in Section 3.1.
“Routine Governmental Approvals” shall have the meaning assigned to such term in Section 4.1(c).
“Seller Indemnitees” shall have the meaning assigned to such term in Section 12.1.
“Seller’s Indemnified Claim” and “Seller’s Indemnified Claims” shall have the meanings assigned to such terms in Section 12.1.
“Seller’s Knowledge” and any similar phrase shall mean the actual knowledge of any of Michael J. Nicol, Michael Lord or and Mark Clavenna without any obligation for any independent verification or investigation.
“Seller Proportions” shall have the meaning assigned to such terms in Section 3.1.

“Seller’s Warranties” shall have the meaning assigned to such term in Section 4.2.
“Shallow Rights” means those rights in the Leases as to all depths from the surface of the earth down to the top of the Devonian Geneseo Shale formation being further described as a depth of 7,265’ in the Phillips Petroleum Company COP Tract 102-1 well located in Clinton County, Pennsylvania (API No. 37-035-20039) as further defined in the JEA.
“Site Assessment” shall have the meaning assigned to such term in Section 6.2.
“Survival Period” shall have the meaning assigned to such term in Section 12.3.
“Tax Benefit” shall mean an amount by which the Tax liability of the party (or group of corporations including the party) is actually reduced (including by deduction, reduction of income by virtue of increased tax basis or otherwise, entitlement to refund, credit or otherwise) plus any related interest received from the relevant taxing authority.
“Taxes” shall mean any and all taxes, levies, imposts, duties, assessments, charges and withholdings and similar charges imposed or required to be collected by or paid over to any governmental authority, including any interest, penalties, fines, assessments or additions imposed with respect to the foregoing other than income, franchise, net worth and employment taxes.
“Wells” shall have the meaning assigned to such term in Section 2.1(b).
ARTICLE II.
Property to be Sold and Purchased
          Section 2.1. Properties. Subject to the reservations and exceptions contained in Section 2.2, Sellers agree to sell, severally, and Buyer agrees to purchase, for the consideration hereinafter set forth, and subject to the terms and provisions herein contained, the following described properties, rights and interests:
     (a) All of NCL’s rights, titles and interests in and to the oil, gas and/or mineral leases which are described on Part I and Part II of Exhibit A hereto (including concurrent rights of ingress and egress arising pursuant to the leasehold interest) and any ratifications or amendments to such leases insofar and only insofar as said leases pertain to the Deep Rights (the “NCL Leases”). “NCL Leases” includes all of NCL’s right, title and interest in and to the Deep Rights located within the geographical boundaries of the area of mutual interest defined in the JEA even though such interests may be incorrectly described in Part I and Part II of Exhibit A, inclusive, or omitted from Part I and Part II of Exhibit A.;
     (b) All of NCL’s rights, titles and interests in and to the oil, condensate, natural gas, salt water disposal or water wells or wellbores located on the NCL Leases and listed on Part III of Exhibit A (the “Wells”);
     (c) All of other Sellers’ rights, titles and interests in and to the oil, gas and/or mineral leases, which are described on Part IV of Exhibit A hereto (including concurrent rights of ingress and egress arising pursuant to the leasehold interest) and any ratifications or amendments to such Leases insofar and only insofar as said leases pertain to the Deep Rights (“Other

Leases”, collectively with the NCL Leases, the “Leases”) even though such interests may be incorrectly described in Part IV of Exhibit A, inclusive, or omitted from Part IV of Exhibit A;
     (d) All of Sellers’ rights, titles and interests in and to, or otherwise derived from, all presently existing and valid oil, gas and/or mineral unitization, pooling, and/or communitization agreements, declarations and/or orders (including, without limitation, all units formed under orders, rules, regulations, or other official acts of any federal, state or other authority having jurisdiction, and voluntary unitization agreements, designations and/or declarations) to the extent that they relate to any of the properties described in subsections (a), (b) or (c) above;
     (e) All of Sellers’ rights, titles and interests in and to all merchantable oil and condensate (for oil or liquids in storage tanks, being only that oil or liquids physically above the top of the inlet connection into such tanks) and any other hydrocarbons produced from or attributable to production from the Leases after the Effective Date;
     (f) All of Sellers’ rights, titles and interests in and to all presently existing and valid production sales contracts, operating agreements, and other agreements and contracts to the extent that they relate to any of the Leases or the Wells; and
     (g) All of Sellers’ rights, titles and interests in and to all materials, supplies, machinery, equipment, improvements and other personal property and fixtures (including, but not by way of limitation, all casing, tubing, wellhead equipment, pumping units, flowlines, tanks, buildings, injection facilities, saltwater disposal facilities, compression facilities, gathering systems, plants and other equipment) to the extent that they relate to any of the Leases or the Wells, provided that such compression facilities, gathering systems, flowlines, plants and other equipment related to such Leases and Wells are only included from the wellhead up to, but not including the flange of, the first sales point being the meter described on Exhibit B.
The properties, rights and interests specified in the foregoing subsections (a), (b), (c), (d), (e), (f), and (g), except for the Excluded Properties, are herein sometimes collectively called the “Properties” and individually a “Property.”
          Section 2.2. Excluded Properties. The Properties do not include, and there is hereby expressly excepted and excluded therefrom and reserved to Sellers:
     (a) The Shallow Rights;
     (b) All rights and causes of action in favor of Sellers arising, occurring or existing prior to the Effective Date with respect to the Properties or production from the Properties (including, but not limited to, any and all royalties, contract rights, claims, receivables, revenues, recoupment rights, recovery rights, accounting adjustments, mispayments, erroneous payments or other claims of any nature in favor of any Seller and relating and accruing to any time period prior to the Effective Date) except for any rights and causes in action relating to any Minimum Royalty Litigation assumed by Buyer but only to the extent such claims relate to the conveyed interest in the Properties (regardless of whether such rights or causes in action are attributable to periods prior to, on or after the Effective Date);
     (c) All corporate, financial, tax and legal (other than title) records of Sellers;

     (d) All contracts of insurance or indemnity;
     (e) All hydrocarbon production from or attributable to the Properties with respect to all periods prior to the Effective Date, as described in Section 11.1 and all proceeds attributable thereto;
     (f) Any refund or claim for refund of costs, taxes or expenses borne by Sellers attributable to the period prior to the Effective Date together with any interest due thereon;
     (g) Properties excluded from the purchase and sale contemplated by this Agreement under Section 7.5(b);
     (h) The ongoing right to penetrate into the Deep Rights up to 100 feet below the top of said Deep Rights insofar as the wellbore of any well drilled by any Seller (or its successors or assigns) on the Leases (such additional 100 feet to be used exclusively for facilitating the logging, testing and/or completion of such well down to a depth above the Deep Rights;
     (i) All deposits, cash, checks, funds and accounts receivable or received attributable to any Seller’s interests in the Properties with respect to any period of time prior to the Effective Date;
     (j) Any logo, service mark, copyright, trade name or trademark of or associated with any Seller or any affiliate of Seller or any business of Seller or of any affiliate of Seller;
     (k) Any documents withheld or not transferred pursuant to Section 10.1; and
     (l) Any seismic records and surveys, gravity maps, electric logs, geological or geophysical data and records that cannot be transferred without the consent of or payment to any third party unless such consent is obtained or Buyer elects to make such payment.
The Excluded Properties, rights and interests specified in the foregoing subsections (a) through (l), inclusive, of this Section 2.2 are collectively referred to as the “Excluded Properties.” It is understood that certain of the Excluded Properties may not be embraced by the term Properties. The fact that certain properties, rights and interests have been expressly excluded is not intended to suggest that had they not been excluded they would have constituted Properties and shall not be used to interpret the meaning of any word or phrase used in describing the Properties. Buyer expressly does not assume any claims, obligations or liabilities associated with or in any manner relating to the Shallow Rights.
ARTICLE III.
Purchase Price
          Section 3.1. Purchase Price. The purchase price for the Properties shall be FOUR HUNDRED MILLION THREE HUNDRED EIGHTY FOUR THOUSAND TWO HUNDRED AND NO/100 DOLLARS ($400,384,200.00) (the “Purchase Price”), subject to adjustment only as provided in this Agreement. Buyer has allocated the unadjusted Purchase Price among the Properties as set forth on Exhibit 1.1. The adjusted Purchase Price will be payable by the Buyer to each of the Sellers at the Closing, in immediately available funds, by wire transfer to the account or accounts and in proportions to each Seller (“Seller Proportions”) as designated, in writing, by NCL two (2) Business Days prior to Closing.
          Section 3.2. Deposit. No later than 3 p.m. Central time on December 21, 2009, Buyer shall deposit the sum of Twenty Five Million Dollars ($25,000,000) (such amount being herein called the “Deposit”) into an interest bearing escrow account established by Buyer and Seller at JP Morgan Chase Bank, N.A. (the “Bank”) and requiring the written authorization of a representative of NCL and Buyer for the disbursal of funds (such amount being herein called the “Deposit”.) If such Deposit is not timely made, Sellers shall have the option (at its sole election) to pursue any and all remedies for Buyer’s breach of this Agreement, or to void and nullify this Agreement upon notice to Buyer. The Deposit shall bear interest at the rate established by Bank. In the event the transaction contemplated hereby is consummated in accordance with the terms hereof, the Deposit, plus the earned interest, shall be applied to the adjusted Purchase Price to be paid by Buyer to NCL at the Closing. In the event this Agreement is terminated by Buyer or any Seller in accordance with Section 8.1 or 8.2 below, the Deposit, plus interest, shall be returned to Buyer or retained by Sellers as provided in such Sections. For federal income tax purposes, the interest earned on the Deposit shall be reported by Buyer, if the Deposit is applied to the adjusted Purchase Price or refunded to Buyer, and by Sellers in their respective Seller Proportions, if the Deposit is retained by Sellers in accordance with Section 8.2. THE PARTIES HEREBY ACKNOWLEDGE THAT THE EXTENT OF DAMAGES TO SELLERS OCCASIONED BY THE FAILURE OF THIS TRANSACTION TO BE CONSUMMATED WOULD BE IMPOSSIBLE OR EXTREMELY DIFFICULT TO ASCERTAIN AND THAT THE AMOUNT OF THE DEPOSIT IS A FAIR AND REASONABLE ESTIMATE OF SUCH DAMAGES UNDER THE CIRCUMSTANCES AND DOES NOT CONSTITUTE A PENALTY.
          Section 3.3. Purchase Price Allocation. Sellers and Buyer agree that they shall allocate the Purchase Price (including any fixed liabilities assumed by Buyer or to which the Properties are subject) among the Properties for tax purposes in a manner consistent with Section 1060 of the Code as set forth in Exhibit 3.3. At the Closing, Sellers and Buyer shall execute two (2) copies of IRS Form 8594 allocating the Purchase Price in accordance with Exhibit 3.3. Sellers and Buyer agree to file all information reports and tax returns (including IRS Form 8594 and any amended tax returns or claims for refund) in a manner consistent with the Purchase Price allocation agreed upon under this Section 3.3 and neither Sellers nor Buyer shall take, or shall permit any of their respective affiliates to take, any position inconsistent with Exhibit 3.3 on any tax return or otherwise, unless required to do so by applicable law or a “determination”, within the meaning of Section 1313(a)(1) of the Code. The Purchase Price allocation as set forth in Exhibit 3.3 may be revised, from time to time, by a mutual written consent of Sellers and Buyer, so as to reflect any matters that need updating (including Purchase Price adjustments, if any).

ARTICLE IV.
Representations of Seller
          Section 4.1. Representations of Seller. Each Seller severally (but not jointly) represents to Buyer that:
     (a) Organization and Qualification. Such Seller is duly organized and legally existing and in good standing under the laws of the state in which it was formed and is qualified to do business and in good standing in each state in which the Properties are located where the laws of such state require such Seller to so qualify with respect to the interest in the Properties to be conveyed by it hereunder except as to those states where failure to so qualify would not result in a MAE. NCL represents to Buyer that NCL Appalachia, LLC is the sole general partner of NCL.
     (b) Due Authorization. Such Seller has full power to carry on its business as currently conducted and to enter into and perform its obligations under this Agreement and has taken all proper action to authorize its entering into this Agreement and performing its obligations hereunder. The execution and delivery of this Agreement has been, and the performance of this Agreement and the transactions contemplated hereby shall be, at the time required to be performed hereunder, duly and validly authorized by all requisite action on the part of such Seller.
     (c)Approvals. To Seller’s Knowledge, neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, nor the compliance with the terms hereof, will result in any default under any agreement or instrument to which such Seller is a party or by which the Properties are bound, or violate any order, writ, injunction, decree, statute, rule or regulation applicable to such Seller or to the Properties, except for (i) approvals (“Routine Governmental Approvals”) required to be obtained from governmental entities which are customarily obtained post-closing, (ii) the liens, mortgages or other encumbrances listed on Exhibit 7.2(a), (iii) any requirements that there be obtained consents to assignment, and (iv) such violations and defaults which would not result in a MAE.
     (d) Valid, Binding and Enforceable. This Agreement has been duly authorized and constitutes (and the Conveyance provided for herein to be delivered at Closing will, when executed and delivered, constitute) the legal, valid and binding obligation of such Seller, enforceable in accordance with its terms, except as limited by bankruptcy or other laws applicable generally to creditor’s rights and as limited by general equitable principles.
     (e)Litigation. Except as described on Exhibit 4.1(e), to Seller’s Knowledge: (i) there are no pending suits, actions, written demands, or administrative proceedings (“Claims”) in which such Seller is a party and has been served which would result in a MAE on such Seller’s Properties, (ii) no facts, conditions or circumstances exist in connection with the Properties that could reasonably be expected to give rise to any Claim which, if adversely determined, would result in a MAE, or (iii) there are no pending written Claims to enjoin or prohibit the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

     (f)Basic Documents. To Seller’s Knowledge, such Seller is not in material breach of any material contract described on Exhibit 4.1(f). To Sellers’ Knowledge, the other parties to the JEA are not in material default or material breach of the JEA and the JEA is in full force and effect. To Seller’s Knowledge, none of the Properties is treated, either by itself or together with one or more Properties, as part of a partnership other than Seller, for US federal income tax purposes. To Seller’s Knowledge, Exhibit 4.1(f) sets forth a list of all of the following contracts, agreements, and commitments to which any of the Leases are subject to: (a) any agreement or contract for the sale, exchange or other disposition of hydrocarbons produced from the Properties that requires more than 60 days prior written notice to cancel; (b) any agreement to sell, lease, farmout or otherwise dispose of any of the Seller’s interests in any of the Leases other than conventional rights of reassignment; (c) any operating agreement to which Seller’s interests in any of the Properties is subject; (d) any contract that requires Seller to expend more than $10,000.00 in any year in connection with the Properties; (e) any contract that contains an indemnity with respect to environmental and health and safety matters; (f) any option to purchase the hydrocarbons produced from the Properties; and (g) any agreement or other contractual arrangement material to the ownership and/or operation of the Properties but excluding from subsection (a) through (g) any agreements, the absence of which, would not result in a MAE.
     (g) Consents and Preferential Rights. Except for the maintenance of uniform interest provision within joint operating or similar agreements and Routine Governmental Approvals, to Seller’s Knowledge, Exhibit 4.1(g) contains a complete and accurate list of all rights of first refusal, preferential purchase rights (“Preferential Rights”) to purchase the Properties and consents (“Consents”) which must be obtained by Seller for the assignment of the Properties to Buyer.
     (h)Environmental Matters. To Seller’s Knowledge: (i) the Properties currently are in compliance with Applicable Environmental Laws except for such non compliance which would not result in a MAE; (ii) all necessary governmental permits, licenses, approvals, consents, certificates and other authorizations required by Applicable Environmental Laws with regard to the ownership or operations of the Properties have been obtained and maintained in effect by such Seller and no violations exist in respect of such permits, licenses, approvals, consents, certificates or authorizations except for such permits, licenses, approvals, consents, certificates or other authorizations the absence of which or the noncompliance therewith would not result in a MAE; and (iii) such Seller has not received any written notice that (A) the Properties are not in compliance with any Applicable Environmental Laws, except for such non-compliance which would not result in a MAE, and (B) the Properties are subject to any pending or threatened Claims which would require Seller, under Applicable Environmental Laws, to conduct any investigation or remediation which would result in a MAE.
     (i) Hedges, Calls on Production, Imbalances, Other Matters. There are no hedges, gas sales contracts, calls on production or requirements to deliver production from the Properties in the future without receiving full payment therefore created by such Seller which are binding on the Properties. There are no gas imbalances as of October 1, 2009 affecting the Properties.
     (j) Taxes. There are no material federal, state or local governmental liens for Taxes on Seller’s interests in the Properties except for Taxes not yet due and payable, or the validity of which is contested in good faith. Such Seller has filed or will file all material federal, state, local and other Tax returns and reports required to be filed by such Seller in connection with its ownership or operations of the Properties.
     (k)Bankruptcy. There are no bankruptcy, reorganization or receivership proceedings pending, being contemplated by, or to Seller’s Knowledge threatened against such Seller.
     (l)Commitments. To Seller’s Knowledge, Exhibit 4.1(l) contains a true and complete list as of the date of this Agreement of each authorities (“AFEs”) for expenditures for capital expenditures in excess of $25,000 net to such Seller’s interest in the Properties pursuant to the JEA or applicable operating agreements for which all of the activities anticipated in such AFEs or commitments have not been substantially completed by the date of this Agreement and for which Buyer would bear the costs therefor after the Effective Date.
          Section 4.2. Disclaimers. THE EXPRESS REPRESENTATIONS AND WARRANTIES OF SELLERS CONTAINED IN SECTION 4.1 ABOVE AND THE SPECIAL WARRANTY OF TITLE IN THE CONVEYANCE TO BE DELIVERED AT CLOSING (COLLECTIVELY “SELLER’S WARRANTIES”) ARE EXCLUSIVE AND ARE IN LIEU OF ALL OTHER REPRESENTATIONS AND WARRANTIES, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE. EXCEPT FOR SELLERS’ WARRANTIES, EACH SELLER EXPRESSLY DISCLAIMS ANY AND ALL SUCH OTHER REPRESENTATIONS AND WARRANTIES. WITHOUT LIMITATION OF THE FOREGOING AND EXCEPT FOR SELLER’S WARRANTIES, AND THE SELLER’S INDEMNITY OBLIGATIONS CONTAINED HEREIN, THE PROPERTIES SHALL BE CONVEYED PURSUANT HERETO WITHOUT (a) ANY WARRANTY OR REPRESENTATION, WHETHER EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, RELATING TO (i) TITLE TO THE PROPERTIES, OR THE CONDITION, QUANTITY, OR QUALITY OF THE PROPERTIES, (ii) THE ACCURACY OR COMPLETENESS OF ANY DATA, REPORTS, RECORDS, PROJECTIONS, INFORMATION OR MATERIALS NOW, HERETOFORE OR HEREAFTER FURNISHED OR MADE AVAILABLE TO BUYER IN CONNECTION WITH THIS AGREEMENT, (iii) PRICING ASSUMPTIONS, OR QUALITY OR QUANTITY OF HYDROCARBON RESERVES (IF ANY) ATTRIBUTABLE TO THE PROPERTIES OR THE ABILITY OR POTENTIAL OF THE PROPERTIES TO PRODUCE HYDROCARBONS, (iv) THE ENVIRONMENTAL CONDITION OF THE PROPERTIES, BOTH SURFACE AND SUBSURFACE (v) ANY OTHER MATTERS CONTAINED IN ANY MATERIALS FURNISHED OR MADE AVAILABLE TO BUYER BY ANY SELLER OR BY SELLER’S AGENTS OR REPRESENTATIVES, OR (vi) MINIMUM ROYALTY LITIGATION, OR (b) ANY OTHER EXPRESS, IMPLIED, STATUTORY OR OTHER WARRANTY OR REPRESENTATION WHATSOEVER. BUYER SHALL HAVE INSPECTED, OR WAIVED (AND UPON CLOSING SHALL BE DEEMED TO HAVE WAIVED) ITS RIGHT TO INSPECT, THE PROPERTIES FOR ALL PURPOSES AND SATISFIED ITSELF AS TO THEIR PHYSICAL AND ENVIRONMENTAL CONDITION, BOTH SURFACE AND SUBSURFACE, INCLUDING BUT NOT LIMITED TO CONDITIONS SPECIFICALLY RELATED TO THE PRESENCE OR RELEASE OF HAZARDOUS MATERIAL, INCLUDING HAZARDOUS SUBSTANCES, SOLID WASTES, ASBESTOS AND OTHER MAN MADE FIBERS, OR NATURALLY OCCURRING RADIOACTIVE MATERIALS.

EXCEPT FOR THE SELLER’S WARRANTIES, EACH SELLER FURTHER DISCLAIMS ANY REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY OR IMPLIED, OF RIGHTS OF A PURCHASER UNDER APPROPRIATE STATUTES TO CLAIM DIMINUTION OF CONSIDERATION OR RETURN OF THE PURCHASE PRICE, IT BEING EXPRESSLY UNDERSTOOD AND AGREED BY THE PARTIES HERETO THAT BUYER SHALL BE DEEMED TO BE OBTAINING THE PROPERTIES IN THEIR PRESENT STATUS, AND CONDITION, “AS IS” AND “WHERE IS” WITH ALL FAULTS OR DEFECTS (KNOWN OR UNKNOWN, LATENT, DISCOVERABLE OR UNDISCOVERABLE), AND THAT BUYER HAS MADE OR CAUSED TO BE MADE SUCH INSPECTIONS AS BUYER DEEMS APPROPRIATE. SELLERS AND BUYER AGREE THAT, TO THE EXTENT REQUIRED BY APPLICABLE LAW TO BE EFFECTIVE, THE DISCLAIMERS OF CERTAIN REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS SECTION 4.2 ARE “CONSPICUOUS” DISCLAIMERS FOR THE PURPOSE OF ANY APPLICABLE LAW.
ARTICLE V.
Representations of Buyer
          Section 5.1. Representations of Buyer. Buyer represents to Sellers that:
     (a)Organization and Qualification. Buyer is duly organized and legally existing and in good standing under the laws of the state in which it was formed and is qualified to do business and in good standing in each state in which the Properties are located where the laws of such state will require Buyer to so qualify with respect to the interest in the Properties to be conveyed hereunder. Buyer is also qualified to own and operate oil and gas properties with all applicable governmental agencies having jurisdiction over the Properties, to the extent such qualification is necessary or appropriate or will be necessary or appropriate upon consummation of the transactions contemplated hereby (including, without limitation, Buyer having met all bonding requirements of such agencies).
     (b)Due Authorization. Buyer has full power to enter into and perform its obligations under this Agreement and has taken all proper action to authorize entering into this Agreement, including obtaining any necessary resolution by the board of directors or other proper authorization documents for the performance of Buyer’s obligations at Closing, and the performance of its obligations hereunder. Without limitation of the foregoing provisions of this subsection, Buyer has the full power and authority to make the Deposit.
     (c)Approvals. To the actual knowledge of the senior executive officers of Buyer, without any independent verification or investigation, neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, nor the compliance with the terms hereof, will result in any default under any agreement or instrument to which Buyer is a party, or violate any order, writ, injunction, decree, statute, rule or regulation applicable to Buyer, except for requirements (if any) that there be obtained Routine Governmental Approvals.
     (d) Valid, Binding and Enforceable. This Agreement constitutes (and the Conveyance provided for herein to be delivered at Closing will, when executed and delivered,

constitute) the legal, valid and binding obligation of Buyer, enforceable in accordance with its terms, except as limited by bankruptcy or other laws applicable generally to creditor’s rights and as limited by general equitable principles.
     (e) No Litigation. There are no pending suits, actions, or other proceedings in which Buyer is a party (or, to Buyer’s knowledge, which have been threatened to be instituted against Buyer) which affect the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.
     (f) No Distribution. Buyer is acquiring the Properties for its own account and not with the intent to make a distribution in violation of the Securities Act of 1933 as amended (and the rules and regulations pertaining thereto) or in violation of any other applicable securities laws, rules or regulations.
     (g)Knowledge and Experience. Buyer has (and had prior to negotiations regarding the Properties) such knowledge and experience in the ownership and operation of oil and gas properties and financial and business matters as to be able to evaluate the merits and risks of an investment in the Properties. Buyer is able to bear the risks of an investment in the Properties and understands the risks of, and other considerations relating to, a purchase of the Properties.
     (h)Merits and Risks of an Investment in the Properties. Buyer understands and acknowledges that: (i) an investment in the Properties involves certain risks; (ii) neither the United States Securities and Exchange Commission nor any federal, state or foreign agency has passed upon the Properties or made any finding or determination as to the fairness of an investment in the Properties or the accuracy or adequacy of the disclosures made to Buyer; and (iii) except as set forth in Section 8.1 of this Agreement, Buyer is not entitled to cancel, terminate or revoke this Agreement.
     (i)Bankruptcy. There are no bankruptcy, reorganization or receivership proceedings pending, being contemplated by, or to the actual knowledge of Buyer, threatened against Buyer.
ARTICLE VI.
Covenants of Sellers Pending Closing
          Section 6.1. Access to Records. NCL (on behalf of all Sellers) will give Buyer, or Buyer’s authorized representatives, at NCL’s office and at all reasonable times before the Closing Date, access to NCL’s records pertaining to the ownership of the Properties (including, without limitation, any land, accounting, tax, environmental, well data and production, and contract files but specifically excluding (a) any information provided to, or produced or reviewed by Jefferies & Company, Inc. regarding the proposed sale, (b) financing and credit facility documentation, and (c) any and all correspondence, analyses and documentation with or proposed by Thompson & Knight LLP involving the negotiations and the structuring of the transaction contemplated by this Agreement) for the purpose of conducting due diligence reviews contemplated by Section 7.1 below. Buyer may make copies of such records, at its expense, but shall, if any Seller so requests, return or destroy all copies so made if the Closing does not occur. Sellers shall not be obligated to provide Buyer with access to any records or data which any Seller considers to be proprietary or confidential to it or which such Seller cannot provide to Buyer without, in its opinion, breaching, or risking a breach of, agreements with other parties, or waiving, or risking waiving, legal privilege. However, as to those files and records (“Privileged Information”) for which any Seller reasonably believes legal privilege may be lost or waived if they are provided or transferred to Buyer or which any Seller reasonably believes such Seller is prohibited from providing or transferring to Buyer, such Seller shall request in writing permission to provide such files or records to Buyer without waiving any such privilege or breaching any such agreement, provided such Seller is only obligated to request such permission and shall not be obligated to incur any costs or expenses to obtain such permission. A description of Privileged Information not furnished to Buyer by such Seller is set forth on Exhibit 6.1, and each Seller shall have the right to modify such Exhibit 6.1 from time to time upon notice to Buyer and the other Sellers prior to the Defect Deadline.
     ALL MATERIALS, DOCUMENTS, AND OTHER INFORMATION, MADE AVAILABLE TO BUYER AT ANY TIME IN CONNECTION WITH THE TRANSACTION CONTEMPLATED HEREBY, WHETHER MADE AVAILABLE PURSUANT TO THIS SECTION OR OTHERWISE, ARE MADE AVAILABLE TO IT AS AN ACCOMMODATION, AND, EXCEPT FOR SELLER’S WARRANTIES, WITHOUT REPRESENTATION OR WARRANTY OF ANY KIND, WHETHER EXPRESS, IMPLIED OR STATUTORY, AS TO THE ACCURACY AND COMPLETENESS OF SUCH MATERIALS, DOCUMENTS, AND OTHER INFORMATION. TO THE MAXIMUM EXTENT PERMITTED BY LAW, EXCEPT FOR SELLER’S WARRANTIES, ANY RELIANCE UPON OR CONCLUSIONS DRAWN THEREFROM BY BUYER SHALL BE AT BUYER’S RISK AND SHALL NOT GIVE RISE TO ANY LIABILITY OF OR AGAINST ANY SELLER. EXCEPT FOR SELLER’S WARRANTIES AND INDEMNITY OBLIGATIONS SET FORTH IN THIS AGREEMENT. BUYER HEREBY WAIVES AND RELEASES ANY CLAIMS ARISING UNDER THIS AGREEMENT, COMMON LAW OR ANY STATUTE ARISING OUT OF OR RELATED TO ANY MATERIALS, DOCUMENTS OR INFORMATION PROVIDED TO BUYER OR ANY SELLER’S PROVISION OF SALE TO BUYER.
          Section 6.2. Physical Inspection. Sellers shall make a good faith effort to give Buyer, or Buyer’s authorized representatives, at all reasonable times before the Closing Date and upon adequate notice to Sellers, physical access to the Properties in which it owns an interest for the purpose of inspecting same. Buyer recognizes that a portion of such Properties are operated by parties other than Sellers and that any Seller’s ability to obtain access to such Properties, and the manner and extent of such access, is subject to such third parties consent and approval. As to Properties operated by others, Sellers shall only be required to request access from the current operator thereof. Buyer agrees to comply fully with the rules, regulations and instructions issued by any Seller and such other parties regarding the actions of Buyer while upon, entering or leaving such Properties, and Buyer agrees to not unreasonably interfere with the normal operation of the Properties. Buyer’s environmental investigation of the Properties shall be limited to conducting a Phase I Environmental Site Assessment in accordance with the American Society for Testing and Materials (A.S.T.M.) Standard Practice Environmental Site Assessments: Phase I Environmental Site Assessment Process (Publication Designation: E1527-05) (“Site Assessment”), and, at any Seller’s discretion, shall be accompanied by Seller’s representative. In the event the results of the Buyer’s Site Assessment demonstrates to the reasonable satisfaction of the Buyer the existence of an environmental Defect, the Buyer shall have the right to request permission from the Sellers to perform an additional environmental assessment, which may include invasive testing, and in the event any Seller refuses to grant Buyer’s request to do such additional environmental assessment, then any such affected Property shall be deemed as a Defect under 7.2 hereof. Buyer shall furnish, free of costs, Sellers with a copy of any written report prepared by or for Buyer related to any Site Assessment of the Properties as soon as reasonably possible after it is prepared. All environmental reports prepared by or for Buyer shall be maintained in strict confidence and for use solely in connection with its evaluation of the Properties. Except for the obligations to provide reports to Sellers as set forth in the preceding sentence, if Closing does not occur, such reports, shall not be disclosed to any other party.
          Section 6.3. Exculpation and Indemnification. If Buyer exercises rights of access under this Article VI or otherwise, or conducts examinations or inspections under this Section or otherwise, then (a) such access, examination and inspection shall be at Buyer’s sole risk, cost and expense and Buyer waives and releases all claims against any Seller (and its affiliates and the respective directors, officers, employees, attorneys, contractors, agents and successors and assigns of such parties) arising in any way therefrom or in any way connected therewith or arising in connection with the conduct of its directors, officers, employees, attorneys, contractors and agents in connection therewith and (b) Buyer shall indemnify, defend and hold harmless the Seller Indemnitees from any and all claims, actions, causes of action liabilities, damages, losses, costs or expenses (including, without limitation, court costs and attorneys fees), or liens or encumbrances for labor or materials, arising out of or in any way connected with such matters. THE FOREGOING RELEASE AND INDEMNIFICATION SHALL APPLY WHETHER OR NOT SUCH CLAIMS, ACTIONS, CAUSES OF ACTION, LIABILITIES, DAMAGES, LOSSES, COSTS OR EXPENSES ARISE OUT OF (i) NEGLIGENCE (INCLUDING SOLE NEGLIGENCE, SIMPLE NEGLIGENCE, CONCURRENT NEGLIGENCE, ACTIVE OR PASSIVE NEGLIGENCE, BUT EXPRESSLY NOT INCLUDING GROSS NEGLIGENCE OR WILLFUL MISCONDUCT) OF ANY INDEMNIFIED PARTY, OR (ii) STRICT LIABILITY.
          Section 6.4. Administration of the Assets. (a) From and after the date of execution of this Agreement and until the Closing with respect to a Property, and subject to the constraints of applicable operating and other agreements, each Seller shall operate, manage, and administer the Properties in which it owns an interest in a good and workmanlike manner consistent with its past practices, and shall carry on its business with respect to the Assets in substantially the same manner as before execution of this Agreement. Prior to Closing with respect to a Property, each Seller shall use reasonable efforts to preserve in full force and effect all material Leases, operating agreements, easements, rights-of-way, permits, licenses, and agreements which relate to the Properties in which such Seller owns an interest, and shall perform all material obligations of such Seller in or under all such agreements relating to the Properties. Each Seller shall, except for emergency action taken in the face of serious risk to life, property, or the environment, (1) submit to Buyer all requests for capital expenditures, including AFE’s, for Buyer’s prior written approval but only up to an aggregate of Fifteen Million Dollars ($15,000,000) in capital expenditures being approved by Buyer between the date of this Agreement and Closing (herein called the “Capital Cap”) and shall comply with Buyer’s timely and reasonable written instructions regarding such expenditures; (2) submit to Buyer, for prior written approval, all proposed contracts and agreements relating to the Properties which involve individual commitments of more than TWENTY-FIVE THOUSAND dollars ($25,000); (3) consult with, inform, and advise Buyer regarding all material matters concerning the operation, management, and administration of the Properties; (4) obtain Buyer’s written approval prior to voting under any operating, unit, joint venture, partnership or similar agreement; (5) not approve or elect to go non-consent as to any proposed well without Buyer’s prior written approval but only as to proposals (when aggregated with the capital expenditures described in subsection (1) above and prior proposals requested by Buyer pursuant to this subsection) which would not exceed the Capital Cap; (6) not elect to go non-consent as to any Initial Wells as defined in the JEA (notwithstanding subsection (5) above); (7) not plug or abandon or agree to plug and abandon any Well without Buyer’s prior written approval and (8) not propose any drilling or other operations requiring elections to participate pursuant to the applicable operating agreements except as may be necessary to maintain any portion of the Properties. On any matter requiring Buyer’s approval under this Section 6.4, Buyer shall respond within five (5) days to Seller’s request for approval, and failure of Buyer to respond to Seller’s request for approval within such time shall release Seller from the obligation to obtain Buyer’s approval before proceeding on such matter and the election Seller makes in proceeding thereon shall comply with this Section 6.4 unless taken in bad faith. With respect to emergency actions taken by any Seller in the face of serious risk to life, property, or the environment, without prior approval of Buyer pursuant to the provisions above, such Seller will advise Buyer of its actions as promptly as reasonably possible and consult with Buyer as to any further related actions.
     (b) Each Seller shall promptly notify Buyer of such Seller’s receipt of any claim which may reasonably be expected to adversely impact the value of the Properties by at least Twenty-Five Thousand Dollars ($25,000).
     (c) To the extent a Seller is not the operator of any of the Properties, the obligations of such Seller in Section 6.4 concerning operations or activities which normally or pursuant to existing contracts are carried out or performed by the operator, shall be construed to require only that such Seller use reasonable efforts (without being obligated to incur any expense or institute any cause of action) to cause the operator of such Properties to take such actions or render such performance as would a reasonable prudent operator and within the constraints of the applicable operating agreements and other applicable agreements.
          Section 6.5. Preferential Rights and Consents.
     (a) Preferential Rights. Sellers will use commercial reasonable efforts, consistent with industry practices in transactions of this type, to identify, with respect to all material oil and gas Properties, the names and current addresses of parties holding Preferential Rights that are identified on Exhibit 4.1(g). In attempting to identify the names and addresses of such parties holding the same, Sellers shall in no event be obligated to go beyond its own records. Within five (5) days of the execution of this Agreement, Sellers will request, from the parties so identified (and in accordance with the documents creating such rights), waivers of Preferential Rights. Sellers shall provide Buyer with copies of such requests and of all responses and other correspondence related thereto. Sellers shall have no obligation other than to so attempt to identify the holders of such Preferential Rights and to so request such execution of such waivers of Preferential Rights (including, without limitation, any obligation on the part of Sellers to assure that such waivers of Preferential Rights are obtained). Except to the extent that Buyer can establish that any Seller failed to fulfill the obligations set forth above in this Section, Buyer shall release and waive any claims against or remedies from the Seller Indemnitees as to any claims, actions, causes of action, liabilities, damages, losses, costs or expenses (including, without limitation, court costs and attorney’s fees) whatsoever that arise out of the failure to obtain waivers of Preferential Rights with respect to any transfer by Sellers to Buyer of any part of the Properties and with respect to any subsequent transfers WHETHER OR NOT SUCH CLAIMS, ACTIONS, CAUSES OF ACTION, LIABILITIES, DAMAGES, LOSSES, COSTS OR EXPENSES ARISE OUT OF NEGLIGENCE (INCLUDING SOLE NEGLIGENCE, SIMPLE NEGLIGENCE, CONCURRENT NEGLIGENCE, ACTIVE OR PASSIVE NEGLIGENCE, BUT EXPRESSLY NOT INCLUDING GROSS NEGLIGENCE OR WILLFUL MISCONDUCT) OF ANY INDEMNIFIED PARTY. If a party from whom a waiver of a Preferential Right is requested exercises such Preferential Right, Sellers (as applicable) will tender to such party the required interest in the Property (at a price equal to the Allocated Amount, reduced appropriately, if less than the entire Property must be tendered), and the interest in such Property will be excluded from the transaction contemplated hereby and the unadjusted Purchase Price will be adjusted downward by the amount actually paid to Sellers by the party exercising such right. If a third party from which a waiver was requested by Sellers has not elected to exercise or waive such Preferential Right prior to Closing and the time in which the preferential right to purchase may be exercised has not expired, any such Property shall be retained by the Seller and shall not be conveyed to the Buyer at Closing and the Purchase Price shall be adjusted downward by the Allocated Amount of the Property. Any Property so retained by a Seller and held back at the initial Closing will be conveyed to Buyer, in accordance with the terms hereof, at a delayed Closing within ten (10) Business Days following the date on which the time to exercise such Preferential Right expires without any exercise thereof, or when Seller obtains, complies with, or obtains a waiver of or notice of election not to exercise or otherwise satisfies the Preferential Right with respect to any such Property. In the event a Seller is unable to obtain a waiver, notice of election not to exercise, or is unable to satisfy the Preferential Right within twelve (12) months after the Closing, unless waived by Buyer, the retained Property shall be deemed an Excluded Property.
     (b) Consents. Sellers will use commercial reasonable efforts, consistent with industry practices in transactions of this type, to identify, with respect to all Properties, the names and current addresses of parties for the Consents that are identified on Exhibit 4.1(g). In attempting to identify the names and addresses of such parties holding the same, Sellers shall in no event be obligated to go beyond its own records. Within five (5) days after the execution of this Agreement, Sellers will request, from the parties identified (and in accordance with the documents creating such rights), execution of the Consents except as to consents arising under the leases with the Commonwealth of Pennsylvania (said consents are herein deemed to be Routine Government Approvals customarily obtained by Buyer after Closing and shall not be obtained by Seller). Sellers shall provide Buyer with copies of such requests and of all responses and other correspondence related thereto. Sellers shall have no obligation other than to attempt to identify the holders of such Consents and to request the Consents from same (including, without limitation, any obligation of Seller to assure that such Consents are obtained). Except to the extent that Buyer can establish that Sellers failed to fulfill the obligations set forth above in this Section, Buyer shall release and waive any claim against or remedies from the Seller Indemnitees as to any claims, actions, causes of action, liabilities, damages, losses, costs or expenses (including, without limitation, court costs and attorneys’ fees) whatsoever that arise out of the failure to obtain Consents with respect to any transfer by Sellers to Buyer of any part of the Properties and with respect to any subsequent transfers thereof WHETHER OR NOT SUCH CLAIMS, ACTIONS, CAUSES OF ACTION, LIABILITIES, DAMAGES, LOSSES, COSTS OR EXPENSES ARISE OUT OF NEGLIGENCE (INCLUDING SOLE NEGLIGENCE, SIMPLE NEGLIGENCE, CONCURRENT NEGLIGENCE, ACTIVE OR PASSIVE NEGLIGENCE, BUT EXPRESSLY NOT INCLUDING GROSS NEGLIGENCE OR WILLFUL MISCONDUCT) OF ANY INDEMNIFIED PARTY. If, prior to Closing, a Seller has not obtained requested consents as to its interest in the Properties, the affected Property shall be retained by such Seller and shall not be conveyed to the Buyer at Closing, and the Parties shall proceed with the Closing and the Purchase Price shall be adjusted downward by the Allocated Amount of the Property. Any Property so retained by the Seller and held back at the initial Closing will be conveyed to Buyer, in accordance with the terms hereof, at a delayed Closing within ten (10) Business Days following the date on which the Seller obtains such third party approval or consent with respect to any such Property. In the event a Seller is unable to obtain the necessary approval or consent prior to twelve (12) months after the Closing, and such approval or consent is not waived by Buyer, the retained Property shall become an Excluded Property.
          Section 6.6. Notification of Certain Matters. Until the Closing, each Seller shall give prompt notice to Buyer of: (i) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, to Seller’s Knowledge, would be likely to cause a material breach of any representation or warranty made by such Seller in Article IV or by Buyer in Article V at or prior to the Closing, and (ii) a failure of such Seller or Buyer to materially comply with or satisfy any covenant, condition, or agreement to be complied with or satisfied by such Seller or Buyer hereunder prior to Closing. Until the Closing, Buyer shall give prompt notice to Sellers of: (i) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which to the actual knowledge of Buyer, would be likely to cause a material breach of any representation or warranty made by any Seller in Article IV or by Buyer in Article V at or prior to the Closing, and (ii) a failure of Buyer or Seller to comply with or satisfy any covenant, condition, or agreement to be complied with or satisfied by Buyer or any Seller hereunder prior to Closing. The delivery of any notice pursuant to this Section 6.6 shall not be deemed to (x) modify the representations or warranties hereunder of the party in breach, (y) modify the conditions set forth in Article VIII, or (z) limit or otherwise affect the remedies available hereunder to the party not in breach. If any of Buyer’s or Seller’s representations or warranties are materially untrue or shall become materially untrue between the date of execution of this Agreement and the Closing Date, or if any of Buyer’s or Seller’s covenants or agreements to be performed or observed prior to or on the Closing Date shall not have been materially performed or observed, and if such breach of representation, warranty, covenant or agreement shall (if curable) be cured by the Closing (or extended Closing as applicable; or, if the Closing does not occur, by the date set forth in Section 9.1), then such material breach shall be considered not to have occurred for all purposes of this Agreement.
          Section 6.7. Acquisition of Additional Leases. Pursuant to the JEA or otherwise, NCL may, from time to time, have the opportunity to acquire leases (“Additional Leases”) and is in the process of acquiring the leases described on Exhibit 6.7 (“Designated Leases”). From the date hereof until Closing, if NCL is offered an Additional Lease pursuant to the JEA it shall, and if NCL has the opportunity to acquire an Additional Lease from another source it may, offer to Buyer the right to include the Additional Lease as a Property. NCL shall offer the Designated Leases to Buyer. Buyer agrees that if offered a Designated Lease, it will accept the offer to include such Designated Lease as a part of the Properties, and if offered an Additional Lease that is not a Designated Lease, Buyer shall notify NCL within 5 Business Days of its election to include or not include such Additional Lease as a Property. With respect any Additional Leases offered to Buyer pursuant to this section or as to the Designated Leases, NCL shall promptly provide any title information prepared by, or provided to, NCL for the acquisition of the Additional Lease or Designated Lease, and any other information in its possession or that it may acquire without undue efforts and additional expense regarding such Additional Lease or Designated Lease that Buyer reasonably requests. The parties hereby agree that the Additional Leases offered by NCL and accepted by Buyer and the Designated Leases shall be considered Properties pursuant to the terms of this Agreement insofar and only insofar as said leases pertain to the Deep Rights and as if such leases were described on Exhibit A as of the date of this Agreement. The unadjusted Purchase Price for any Additional Leases or Designated Leases which become part of the Properties as contemplated by this section shall equal the actual costs to NCL of said Additional Lease. If NCL has not received an assignment of an Additional Lease offered to and accepted by Buyer or a Designated Lease prior to Closing, NCL and Buyer agree that an additional Closing will be held within one (1) week of (a) NCL’s notice to Buyer that it has received an assignment of an Additional Lease or Designated Lease (as applicable) or (b) the assignment of an Additional Lease or Designated Lease directly to Buyer or Buyer’s designee, but in no event later than December 31, 2010. The Purchase Price increase attributable to Additional Leases added to the Properties pursuant to this Section 6.7 that will be the subject of an additional Closing shall be payable upon the conveyance of the Additional Leases at such additional Closing. Further, such delayed Closing will not affect the application of the Deposit to the Purchase Price delivered at the initial Closing.
ARTICLE VII.
Due Diligence Review
          Section 7.1. Review By Buyer. Should, as a result of Buyer’s examinations and investigations, or otherwise, one or more matters come to Buyer’s attention which would constitute a Defect (as below defined), and should there be one or more of such Defects which Buyer is unwilling to waive and close the transaction contemplated hereby notwithstanding the fact that such Defects exist, Buyer shall notify Sellers in writing of such Defects (such Defects of which Buyer so provides notice are herein called “Asserted Defects”) as soon as the same are identified by Buyer, but in no event later than 5 o’clock p.m. Central Standard Time, on February 15, 2010 (“Defect Deadline”). Such notification shall include, for each Asserted Defect, (a) a description of the Asserted Defect, and supporting documentation reasonably necessary to fully describe the basis for the Defect, or if the supporting documentation is contained in NCL’s or Seller’s files, sufficient information to enable the Sellers to expeditiously locate such supporting documentation, (b) a description of each Property to which the Defect relates and the amount of the Net Leased Mineral Acre deficiency alleged to be caused by such Defect, or the size of any variance from “Net Revenue Interest” shown on Exhibit A which is claimed as a Defect, and (c) the amount by which Buyer proposes to adjust the Purchase Price, which amount shall not exceed the Allocated Amount of the portion of the Properties affected by such Asserted Defect. In addition, Buyer or its representatives conducting any such examinations and investigations will meet with Sellers’ Representative at reasonable times each

Tuesday and Friday to describe the status of the examinations and investigations being conducted by Buyer and the existence of any matters which Buyer considers Defects and any potential Defects discovered since the previous meeting. Buyer shall also furnish any written documentation that supports Buyer’s belief that such matters constitute Defects. Any Defect with respect to which Buyer fails to so give Sellers written notice by the Defect Deadline will be deemed waived for all purposes of this Agreement, including if applicable, as a condition to close. Except for (i) a breach of a Seller’s special warranty of title contained in the Conveyance, or (ii) as provided in Section 8.1(c), Buyer’s sole and exclusive rights and remedies with respect to any matter that constitutes a Defect shall be those set forth in this Article VII, and Buyer shall not be entitled to refuse to close or to indemnification under this Agreement or any other right or remedy with respect to any Defect or Permitted Encumbrances. All access to Sellers’ records and the Properties in connection with such due diligence shall be subject and pursuant to Section 6.1 (including, without limitation, the exculpation and indemnification provisions contained in Section 6.3).
          Section 7.2. Nature of Defects. The term “Defect” as used in this Section shall mean the following:
     (a)Liens. The Property is subject to a lien, encumbrance, security interests (other than those to be released at Closing or contained in operating, joint development or similar agreements for costs incurred with respect to Sellers’ interest in the Properties by an operator or other party to said agreement) or similar defects which in any manner affect the Property other than (i) a lien for Taxes which are not yet due and payable or the validity of which is contested in good faith or (ii) liens which are to be released at or before Closing which are set forth on Exhibit 7.2(a) (the liens described in (i) and (ii) of this Section 7.2(a) are herein called “Excluded Liens”).
     (b)Leased Mineral Acres — Deep Rights. A Seller’s ownership interest in a Lease is such that it entitles a Seller, as to the Deep Rights, to less than the total Net Leased Mineral Acres shown for such Lease on Exhibit A.
     (c)Lease Burdens — Deep Rights. A Seller’s ownership of a Lease set forth on Exhibit A is such that it entitles such Seller, as to the Deep Rights, to receive a decimal share of oil and gas, and other hydrocarbons produced from the Deep Rights underlying the lands covered by said Lease which is less than the decimal share set forth for such Lease on Exhibit A in the column headed “Net Revenue Interest”, provided that any Defect of the kind described in this Section 7.2(c) that is also a Defect under Section 7.2(b) shall be exclusively treated as a Defect under Section 7.2(b). In addition, the net revenue interest cloud on title described on Exhibit 7.2(c) shall be considered a Defect under this Section 7.2(c).
     (d)Environmental Matters. A Property is in material violation of Applicable Environmental Laws.
     (e)Contracts. A Property is subject to a contract or agreement containing terms and conditions that are not customary in the leasing and development operations in the area and that would materially impair the value of or increase the cost to explore or develop such Property..

          Section 7.3. Permitted Matters and Encumbrances. Notwithstanding any other provision in this Agreement to the contrary, the following matters shall not constitute a Defect, or a breach of any covenant, representation or warranty of any Seller or a failure to satisfy a condition to Buyer’s obligation to close and shall not be asserted as such: (a) defects or irregularities arising out of lack of corporate authorization or a variation in corporate name, unless Buyer provides affirmative evidence that such corporate action was not authorized and results in another person’s superior claim of title to the relevant Property; (b) defects or irregularities that have been cured or remedied by applicable statutes of limitation or statutes for prescription; (c) defects or irregularities in the chain of title consisting of the failure to recite marital status in documents or omissions of heirship proceedings; (d) defects or irregularities in title which for a period of 5 years or more has not delayed or prevented such Seller (or such Seller’s predecessor, if owned by Seller less than 5 years) from receiving its Net Revenue Interest share of the proceeds of production from any Lease; (e) defects or irregularities resulting from or related to probate proceedings or the lack thereof which defects or irregularities have been outstanding for 5 years or more; (f) any Minimum Royalty Law or any Minimum Royalty Litigation, or (g) the application of maintenance of uniform interest provisions contained with joint operating or similar agreements (collectively, “Permitted Encumbrances”).
          Section 7.4. Seller’s Response to Asserted Defects. In the event that Buyer notifies a Seller of Asserted Defects:
     (a)Cure. Any Seller may (but shall have no obligation to) attempt to cure, prior to Closing, one or more Asserted Defects.
     (b)Additional Closing. Whether or not a Seller has then begun to, or ever begins to cure one or more Asserted Defects (and whether or not a Seller has elected to proceed under Section 7.5 or Section 7.6 below with respect to all Properties, or one or more Asserted Defects) any Seller may postpone the Closing, with respect to any of the Properties in which such Seller owns an interest as to which Buyer has raised an Asserted Defect, by designating an additional Closing Date or Closing Dates, which shall not be later than six (6) months after the initial Closing Date designated in Section 9.1, for the Closing as to such Properties, provided, however, if such Seller is seeking to cure the Asserted Defect through any legal action against the party claiming or clouding the title to any interest, the period for such Seller to cure said interest and the resulting additional Closing Date shall be extended for no more than 36 months so long as such Seller actively pursues any legal action. The additional Closing Date for a Property that was the subject of litigation to cure title shall be held within two (2) weeks of Seller’s notice to Buyer of any conveyance of the Property into such Seller, other documentation acceptable to Buyer which vests title into such Seller, or any final non-appealable decision or settlement which vests title into such Seller. If such Seller elects to postpone the Closing with respect to such Properties, then the Purchase Price paid at the initial Closing for the remainder of the Properties shall be reduced by the Allocated Amount allocated to said Property and the amount of such reduction shall instead be paid on the additional Closing Date at the Closing for such Properties. Notwithstanding any such election to postpone Closing with respect to the affected Properties, Sellers shall still have no obligation to commence to cure or cure any Asserted Defects.
     (c)Adjustment. Notwithstanding any election made under Section 7.4(a) or (b), any Seller (as to its interest in the Properties) may also (without limitation, it being expressly recognized that a Seller may attempt to cure Asserted Defects while acting under this election) elect by written notice to Buyer to have one or more Asserted Defects handled under Section 7.5 or Section 7.6 below.
          Section 7.5. Resolution of Uncured Defects. In the event that, as a part of the due diligence reviews provided for in Sections 6.2 or 7.1 above, Asserted Defects are presented to Sellers and a Seller is unable or unwilling to cure such Asserted Defects relating to such Seller’s interest prior to Closing, then:
     (a) Agreed Upon Adjustment. Buyer and such Seller shall, with respect to each Property affected by such matters, attempt to agree upon an appropriate downward adjustment of the Purchase Price to account for such matters; or
     (b) Carved Out Property. With respect to each Property as to which Buyer and such Seller are unable to agree upon appropriate adjustment with respect to all Asserted Defects affecting such Property, such Property (if an Asserted Defect affects a Lease, the entirety of such Lease) will be excluded from the transaction contemplated hereby; and the Purchase Price shall be reduced by the Allocated Amount for said portion of the Properties and it will thereafter be treated as an Excluded Property.
          Section 7.6. Adjustment For Certain Uncured Defects. Notwithstanding Section 7.5, in the event that Buyer raises as a Defect one of the following types of Defects and such Defect is not cured prior to the Closing (including any postponement of the Closing by Seller pursuant to Section 7.4), such Seller may elect to adjust the Purchase Price as set forth below and such amount shall be deemed to be agreed upon by Buyer and such Seller for purposes of Section 7.5:
     (a) Liens. If the Asserted Defect is a Defect described in Section 7.2(a), a downward adjustment equal to the amount of the debt secured by such lien.
     (b) Net Leased Mineral Acre Deficiencies. If the Asserted Defect is a Defect described in Section 7.2(b), a downward adjustment equal to the amount determined by multiplying the Allocated Amount set forth for such Lease on Exhibit 1.1 by a fraction (i) the numerator of which is the difference of the Net Leased Mineral Acres set forth on Exhibit A for the Lease less the actual Net Mineral Acres to which Seller is actually entitled, and (ii) the denominator of which is the Net Leased Mineral Acres set forth on Exhibit A;
     (c) Excess Lease Burdens. If the Asserted Defect is a Defect described in Section 7.2(c), a downward or upward adjustment of the Purchase Price for such Lease equal to (i) the “Net Revenue Interest” shown on Exhibit A (adjusted to reflect a percentage) for such Lease less the percentage share to which Seller would be entitled to as a result of its ownership interest in such Lease which is unaffected by such Defect (for example, a .875 net revenue interest on Exhibit A for which the Sellers are only entitled to 85% would create the formula of 87.5% less 85% being 2.5 for the purposes of the multiplication set forth in this section), multiplied times (ii) $240, multiplied times (iii) the Net Mineral Acres shown on Exhibit A for such Lease.
All Asserted Defect Values and related Purchase Price adjustments shall be made without duplication.

          Section 7.7. Possible Upward Adjustments. Should any Seller determine (or should Buyer, in the course of its due diligence reviews contemplated by Section 7.1 above, determine) (a) that the ownership of the Properties by such Seller entitles such Seller to a decimal share of the production from a Lease listed on Exhibit A greater than the decimal share shown for such Lease under the column headed “Net Revenue Interest” on Exhibit A, or (b) that the ownership of any Property entitles such Seller to a greater number of Net Leased Mineral Acres for a Lease than that shown on Exhibit A for such Lease, then such party shall propose an upward adjustment to the Purchase Price to account for such fact, in which case such adjustment shall be handled in the same manner as provided in Section 7.6 above with respect to adjustments for Asserted Defects. The party making such assertion or determination shall notify the other party no later than the Defect Deadline; provided, that if the additional interest claimed by Seller or Buyer is the subject of a claim by a third party, the Purchase Price shall remain subject to an increase for such additional interest. Within fifteen (15) days of Seller delivering notice to the Buyer of such final non-appealable decision or settlement resulting in an additional interest in the Properties, the parties shall hold an additional closing for such additional interest at which such Seller shall convey the additional interest to Buyer pursuant to the form of Conveyance and Buyer shall pay such Seller the additional amounts computed in accordance with this Section, as adjusted by the provisions of Article XI. At the time of the Conveyance, such additional interest shall be considered a Property pursuant to this agreement for all purposes.
          Section 7.8. Limitations on Adjustments. If the Purchase Price reduction, which would result from the above provided for procedure, with respect to a particular Asserted Defect does not exceed Twenty-Five Thousand Dollars ($25,000), no adjustment shall be made for such Asserted Defect pursuant to this Section, and such Asserted Defect shall not be taken into consideration for purposes of the calculation of any reduction pursuant to this Section. If the Purchase Price reduction which would result from the above provided for procedure as applied to all Asserted Defects (but excluding the Excluded Seller Properties) does not exceed One Million Dollars ($1,000,000) herein called the (“Defect Deductible”), then no adjustment of the Purchase Price shall occur, and any Properties which would be excluded by such procedure shall not be excluded. If the Purchase Price reduction which would result from the above provided for procedure as applied to all Asserted Defects for which an adjustment is to be made exceeds the Defect Deductible, the Purchase Price shall be adjusted by the amount by which such reduction exceeds the Defect Deductible, as applicable. The threshold limitation set forth in the first sentence of this Section shall not apply to those matters set forth on Exhibit 7.2(c). Any adjustment relating to those matters set forth on Exhibit 7.2(c) shall not be included in the reductions aggregated to calculate the Defect Deductible and shall be a reduction to the Purchase Price (subject to the provisions of Section 7.4) without any limitations set forth in this Section 7.8.
ARTICLE VIII.
Conditions Precedent to Closing Obligations
          Section 8.1. Conditions Precedent to the Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement are subject to each of the following conditions being met:

     (a) Representations True and Correct. Each and every representation of each of the Sellers under this Agreement shall be true and accurate in all material respects as of the date when made and, for the purposes of serving as a condition to close, shall be true and accurate in all material respects at and as of such time of Closing as if it had been made again at and as of the Closing. For the avoidance of doubt, when a representation of a Seller is qualified by Seller’s knowledge, Seller’s Knowledge shall include Seller’s knowledge as of the Closing Date.
     (b) Compliance with Covenants and Agreements. Each Seller shall have performed and complied in all material respects with (or compliance therewith shall have been waived by Buyer) each and every covenant and agreement required by this Agreement to be performed or complied with by a Seller prior to or at the Closing.
     (c) Price Adjustment Limitations. The aggregate downward (or upward) adjustment (if any) of the Purchase Price which results from the procedures set forth in Article VII (excluding those matters set forth on Exhibit 7.2(c), the Properties excluded due to a Defect election pursuant to Section 6.2 (being the Properties excluded for refusal of invasive environmental testing) and the Excluded Seller Properties), and Article XIII does not exceed fifteen percent (15%) of the unadjusted Purchase Price.
     (d) Litigation. No suit, action or other proceedings shall, on the date of Closing, be pending or threatened before any court or governmental agency seeking to restrain, prohibit, or obtain material damages or other material relief in connection with the consummation of the transactions contemplated by this Agreement.
     (e) Release of Existing Mortgages. NCL shall have obtained and furnished Buyer at Closing a release of the liens listed on Exhibit 7.2(a).
If any such condition on the obligations of Buyer under this Agreement is not met as of the Closing Date, or in the event the Closing does not occur on or before the Closing Date, and (in either case) Buyer is not in material breach of its obligations hereunder or the cause, through its actions or inactions, of the failure to Close, this Agreement may, at the option of Buyer, be terminated. In the event such a termination by Buyer occurs, the parties shall have no further obligations to one another hereunder (other than the obligations under Sections 6.3 and 12.4 hereof and Buyer’s obligation in Section 6.1 for the return of documents and the obligation to return the Deposit as set forth in this paragraph all of which will survive such termination). In the event of such a termination by Buyer, the Deposit plus any interest accrued thereon will be refunded to Buyer except as otherwise provided in Section 8.2. If Buyer proceeds to Closing with actual knowledge of any condition precedent above not being met by a Seller, such condition precedent will be deemed waived by Buyer as a condition to close and Buyer hereby waives any claim for breach of a covenant, representation or warranty or for indemnity related to such condition precedent. Except for the condition set forth in Section 8.1(c), if any condition set forth above is not met by NCL (and which is asserted by Buyer as a failure of one of its conditions of Closing), and the reasons why such condition is not met relate to some, but less than all, of the Properties owned by NCL, NCL may require that such failure of such condition to be met be treated as an uncured Asserted Defect and handled in accordance with the process set forth in Article VII above, and, if NCL so requires such handling, such condition will be considered met for the purposes of this Section. If any Seller (other than NCL) fails to satisfy the Buyer’s Closing conditions as described above, and Buyer is unwilling to waive the failure of such conditions, (i) the Properties attributable to such Seller shall be excluded from this Agreement (“Excluded Seller Properties”) as an Asserted Defect and handled in accordance with the process set forth in Article VII above, (ii) the Purchase Price shall be reduced by the Allocated Amount for such Properties and (iii) such Seller shall no longer be considered a Seller under the terms of this Agreement.
          Section 8.2. Conditions Precedent to the Obligations of Seller. The obligations of Sellers to consummate the transactions contemplated by this Agreement are subject to the each of the following conditions being met:
     (a) Representations True and Correct. Each and every representation of Buyer under this Agreement shall be true and accurate in all material respects as of the date when made and, for the purposes of serving as a condition to close, shall be true and accurate in all material respects at and as of such time of Closing as if it had been made again at and as of the Closing.
     (b) Compliance With Covenants and Agreements. Buyer shall have performed and complied in all material respects with (or compliance therewith shall have been waived by NCL) each and every covenant and agreement required by this Agreement to be performed or complied with by Buyer prior to or at the Closing.
     (c) Price Adjustment Limitations. The aggregate downward adjustment (if any) to the Purchase Price which results from the procedures set forth in Article VII (excluding those matters set forth on Exhibit 7.2(c) and the Properties excluded due to a Defect election pursuant to Section 6.2 (being the Properties excluded for refusal of invasive environmental testing) and the Excluded Seller Properties) and Article XIII does not exceed fifteen percent (15%) of the unadjusted Purchase Price.
     (d) Litigation. No suit, action or other proceedings shall, on the date of Closing, be pending or threatened before any court or governmental agency seeking to restrain, prohibit, or obtain material damages or other material relief in connection with the consummation of the transactions contemplated by this Agreement.
If any such condition on the obligations of Sellers under this Agreement is not met as of the Closing Date, or in the event the Closing does not occur on or before the Closing Date, and (in either case) none of the Sellers are in material breach of their obligations hereunder, this Agreement may, at the option of any of the Sellers, be terminated, in which case the parties shall have no further obligations to one another hereunder (other than the obligations under Sections 6.3 and 12.4 hereof and Buyer’s obligation in Section 6.1 for the return of documents and the obligation to return the Deposit as set forth in this paragraph, all of which will survive such termination). In the event of such a termination by Sellers, the Deposit plus any interest accrued thereon will be refunded to Buyer, unless (i) the conditions which are not met include condition (a) or (b), above, or (ii) Buyer shall otherwise have breached this Agreement, in which event the Deposit plus any interest accrued thereon shall be retained by Sellers in their Seller’s Proportions. Notwithstanding the preceding sentence, if one or more Sellers and Buyer are in material breach of their obligations hereunder and the Closing does not occur on or before the Closing Date, the Deposit plus any interest accrued thereon will be refunded to Buyer.

ARTICLE IX.
Closing
          Section 9.1. Closing. The closing (herein called the “Closing”) of the transaction contemplated hereby shall take place in the offices of Thompson & Knight LLP in Houston, Texas, at 333 Clay Street, on February 22, 2010, at 10:00 a.m. central time, and/or at such other date and time (i) as the Buyer and Sellers may mutually agree upon or (ii) such additional dates as may designated by a Seller with respect to certain Properties pursuant to Section 7.4(b) (such date or dates and time, as changed pursuant to clauses (i) and (ii), being herein called the “Closing Date”).
          Section 9.2. Sellers’ Closing Obligations. At the Closing (and any additional Closing as provided for in Section 7.4(b), and upon receipt of payment of the amount provided in Section 9.3(a), each Seller shall:
     (a) execute, acknowledge and deliver to Buyer a conveyance of the Properties (the “Conveyance”), substantially in the form attached hereto as Exhibit 9.2(a) (and with Exhibit A hereto, with the working and net revenue interest removed, and such modifications as may be mutually agreed to by Buyer and such Seller, being attached thereto), effective as to runs of oil and deliveries of gas and for all other purposes as of 7:00 a.m., local time at the locations of the Properties, respectively, on October 1, 2009 (herein called the “Effective Date”);
     (b) to the extent requested by Buyer, execute and deliver to Buyer a certificate of non-foreign status of such Seller (or if such Seller is a disregarded entity, its owner) which meets the requirements of Treasury Regulation Section 1.1445-2(b)(2);
     (c) to the extent required by applicable law, such Seller shall deliver any resignations of Seller as the operator, for those Properties for which such Seller is the Operator, on the forms required by the applicable governmental authority having jurisdiction;
     (d) to the extent requested by Buyer, execute and deliver to Buyer letters in lieu of transfer orders (or similar documentation), in form acceptable to both parties;
     (e) execute, acknowledge and deliver to Buyer the Cooperation Agreement substantially in the form attached hereto as Exhibit 9.2(e) with such modifications as the parties may agree (the “Cooperation Agreement”);
     (f) execute and deliver the necessary documents to release the Deposit to NCL; and
     (g) deliver original, executed releases for the liens described in Exhibit 7.2(a) with an adequate number of counterparts for recording said release;
     (h) execute and deliver to Buyer the closing settlement statement described in Section 11.2.;
     (i) deliver a certificate of the Secretary or an Assistant Secretary of the general partner of NCL, and of the Secretary or an Assistant Secretary of each Seller, certifying (i) that true and complete copies of the certificate of incorporation and bylaws of the general partner of

NCL, and of each other Seller, and of the resolutions duly and validly adopted by the board of directors of such entities evidencing the authorization of the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby are attached thereto and are in full force and effect and (ii) that all consents and approvals of the partners in NCL required in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been obtained and are in full force and effect, and (iii) to the incumbency of the officers of the general partner of NCL and of each other Seller executing this Agreement and the instruments contemplated hereby or;
     (j) deliver the IRS Form 8594 as contemplated by Section 3.3; and
     (k) A certificate executed by each Seller acknowledging the accuracy with respect to such Seller of such Seller’s Proportion as provided by NCL pursuant to Section 3.1.
          Section 9.3. Buyer’s Closing Obligations. At the Closing (and any additional Closing as provided in Section 7.4(b)), Buyer shall
     (a) deliver to NCL, by wire transfer of immediately available funds to the United States bank account an amount equal to the cash portion of the Purchase Price attributable to the portion of the Properties conveyed by NCL at such Closing, less the entire Deposit plus accumulated interest calculated in accordance with Section 7.4(b) which shall include executing the necessary documents to release the Deposit to NCL, and to each other Seller, by wire transfer of immediately available funds to the United States bank accounts an amount equal to the cash portion of the Purchase Price attributable to the portion of the Properties conveyed by such Seller at Closing in accordance with the Seller Proportion of such Seller;
     (b) execute, acknowledge and deliver to Sellers the Cooperation Agreement, and if applicable, the Contractor Operator Agreement described in Section 10.2;
     (c) execute and deliver to Sellers the closing settlement statement described in Section 11.2.;
     (d) deliver the IRS Form 8594 as contemplated by Section 3.3;
     (e) deliver a certificate of the Secretary or an Assistant Secretary of the Buyer, certifying (i) that true and complete copies of the certificate of incorporation and bylaws of the Buyer, and of the resolutions duly and validly adopted by the board of directors of Buyer evidencing the authorization of the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby are attached thereto and are in full force and effect and (ii) to the incumbency of the officers of the Buyer executing this Agreement and the instruments contemplated hereby; and
     (f) deliver to Seller documentation reflecting that Buyer has met all bonding requirements of applicable agencies with jurisdiction over the Properties.

ARTICLE X.
Post Closing Actions
          Section 10.1. Transfer of Files. Each Seller will for ten (10) Business Days (a) after Closing, make available for copying all of such Seller’s lease files, abstracts and title opinions, division order files, production records, well files, accounting records (but not including general financial accounting or tax accounting records, and records related to transactions prior to the Effective Date), and other similar files and records which directly relate to the Properties being purchased and sold at such Closing and (b) use its best efforts to deliver to Buyer, at Buyer’s expense and Buyer’s choice of delivery method and courier, and within ten (10) days after Closing, all of such Seller’s division order, production records, well files, and accounting records pertaining solely to the Wells (all such files to be provided by subsections (a) and (b) shall not include those which such Seller considers to be proprietary or confidential to it or which such Seller cannot provide to Buyer without, in its reasonable opinion, breaching, or risking a breach of, agreements with other parties, or waiving, or risking waiving, legal privilege). However, as to those files and records for which such Seller reasonably believes legal privilege may be lost or waived if provided or transferred to Buyer or which such Seller reasonably believes is prohibited from providing or transferring to Buyer, such Seller shall make reasonable good faith efforts to obtain permission to provide such files or records to Buyer without waiving any such privilege or breaching any such agreement within twenty days after execution of this Agreement by all parties, provided a Seller is only obligated to cause its employees to expand a reasonable amount of time in an effort to obtain such permission and shall not be obligated to incur any costs or expenses to obtain such permission other than the salaries of such employees. Any Seller may, at its election, make and retain copies of any or all such files. Buyer shall preserve all files so delivered by Sellers for a period of five years following Closing and will allow Seller access (including, without limitation, the right to make copies at Seller’s expense) to such files at all reasonable times.
          Section 10.2. Operational Transition. IT IS RECOGNIZED THAT THERE IS NO ASSURANCE GIVEN BY SELLER THAT BUYER SHALL SUCCEED SELLER AS OPERATOR OF ANY PROPERTY WHERE SELLER IS THE OPERATOR AND OTHER PARTIES OWN INTERESTS IN THE WELLS LOCATED THEREON. To the extent Seller remains an operator after Closing (which it shall have no obligation to do), it shall serve as operator under the applicable operating agreement in the manner provided by such agreement (or, if such Property is wholly owned by Seller and without an operating agreement, the parties shall use commercial reasonable efforts to mutually agree on a form of a contract operator agreement in order for Seller to continue operations on such Properties and, to the extent Seller so operates any Property after Closing, its obligations to Buyer with respect thereto shall be no greater than those which it would have to a non-operator under the applicable operating agreement (and, in the absence of an operating agreement, under the AAPL 610 (1989 Revision) form Operating Agreement), IT BEING RECOGNIZED THAT, UNDER SUCH AGREEMENTS AND SUCH FORM, THE OPERATOR SHALL NOT BE RESPONSIBLE FOR ITS OWN NEGLIGENCE, AND HAS NO RESPONSIBILITY OR LIABILITY OTHER THAN FOR GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

          Section 10.3. Notifications by Buyer. Within a reasonable time after the Closing, Buyer shall notify all applicable operators, non-operators, oil and gas purchasers, and all governmental authorities, which have jurisdiction over the Properties, that it has purchased the Properties.
ARTICLE XI.
Accounting Adjustments
          Section 11.1. Adjustments for Revenues and Expenses. The Purchase Price shall be adjusted in accordance with the following:
     (a) Buyer will bear any expenses which are incurred in connection with the Properties after the Effective Date, and Buyer will be credited with all proceeds attributable to the Properties and which are produced or held on the Properties (including oil in the tanks at the Wells) after the Effective Date;
     (b) Sellers will bear any expenses which are incurred in connection with the Properties before the Effective Date and Sellers will be credited with all proceeds which were produced from or attributable to the Properties and which were produced or relate to any period before the Effective Date; and
     (c) the Purchase Price will be adjusted for Asserted Defects in accordance with Sections 7.5, 7.6 and 7.7.
     It is agreed that, in making such adjustments:
     (i) ad valorem and similar Taxes with respect to the Properties assessed for periods prior to the Effective Date, including any prepaid Taxes by Sellers, shall be borne by each applicable Seller and ad valorem Taxes with respect to the Properties assessed for periods on or after the Effective Date shall be borne by Buyer; provided, further, the parties will negotiate and agree upon an allocation or method of allocation based on the relative value of Properties if ad valorem taxes are assessed and the Deep Rights are not separately assessed by the taxing authority;
     (ii) ad valorem and similar Taxes with respect to the Properties assessed with respect to a period which begins before, and ending after, the Effective Date shall be prorated based on the number of days in such period which fall on each side of the Effective Date (with the day on which the Effective Date falls being counted in the period after the Effective Date);
     (iii) delay rentals shall be attributable to the date paid and not prorated over the period of such delay; and
     (iv) no consideration shall be given to the local, state or federal income tax liabilities of any party.
          Section 11.2. Initial Adjustment at Closing. At least five (5) days before the Closing Date, Sellers shall provide to Buyer a statement showing their computations of the amount of the adjustments provided for in Section 11.1 above based on amounts which prior to such time have actually been paid or received by Sellers and the allocation of such amounts to each Seller. Buyer and Sellers shall attempt to agree upon such adjustments prior to Closing, provided that if agreement is not reached, Sellers’ computation shall be used at Closing, subject to further adjustment under Section 11.3 below. If the amount of adjustments so determined which would result in a credit to Buyer exceed the amount of adjustments so determined which would result in a credit to a Seller, Buyer shall receive a credit at Closing for the amount of such excess, and if the converse is true, then the amount to be paid by Buyer to Sellers at Closing shall be increased by the amount of such excess.
          Section 11.3. Adjustment Post Closing. On or before the later of 120 days after Closing or date of the additional Closing held up to 6 months after the initial Closing Date pursuant to Section 7.4(b), Buyer and Sellers shall review any additional information which may then be available pertaining to the adjustments provided for in Section 11.1 above, shall determine if any additional adjustments should be made beyond those made at Closing (whether the same be made to account for expenses or revenues not considered in making the adjustments made at Closing, or to correct errors made in the adjustments made at Closing), and shall make any such adjustments by appropriate payments (taking into account the Properties to which said payments relate) from Sellers to Buyer or from Buyer to Sellers. During the period between Closing and the point in time when such post closing adjustment has been agreed to, Buyer shall, on a monthly basis, pay over to the Sellers any revenue received by it with respect to the Properties which was, under Section 11.1 above, to be reserved by Sellers, and such payments shall be considered in making such post closing adjustment.
          Section 11.4. Additional Adjustments. Except as to adjustments for properties that are the subject of an additional Closing after December 31, 2010 pursuant to Section 7.4(b), should any additional adjustments provided for in Section 11.1 be identified after such adjustments under Section 11.3 are concluded but before December 31, 2010, such adjustments shall be made by appropriate payments from Buyer to Sellers or from Sellers to Buyer. No further adjustments will be made beyond those adjustments for which a party has notified the other party on or before December 31, 2010. All adjustments for properties that are the subject of an additional Closing after December 31, 2010, shall only be adjusted pursuant to the terms of Article XI at such additional Closing and not thereafter.
ARTICLE XII.
Assumption and Indemnification
          Section 12.1. Assumption and Indemnification By Buyer. From and after the Closing, Buyer shall assume and indemnify and hold Sellers and any Seller’s partners, members, and all their affiliates, and all their respective directors, officers, employees, attorneys, contractors, subcontractors, insurers, and agents (collectively “Seller Indemnitees”) harmless from and against any and all claims, actions, causes of action, liabilities, damages, costs or expenses (including, without limitation, court costs and consultants’ and reasonable attorneys’ fees) of any kind or character (individually a “Seller’s Indemnified Claim” and collectively “Seller’s Indemnified Claims”) arising out of:

     (a) any misrepresentation or breach of any representation, warranty, covenant or agreement of Buyer contained in this Agreement;
     (b) all environmental liabilities, losses, claims, or obligations (whether known or unknown or contingent or otherwise) that relate to or arise from the condition, ownership or operation of the Properties (other than the Excluded Properties) from the date when each Seller acquired ownership of the Properties and on and after the Effective Date;
     (c) any liability, loss, claim or obligation arising from or related to the Minimum Royalty litigation whether such claims relate to events occurring before, on or after the Effective Date;
     (d) all obligations with respect to gas production, sales or processing imbalances with third parties on and after the Effective Date; and
     (e) all liabilities, duties, and obligations that arise out of the ownership, operation or use of the Properties (other than the Excluded Properties) on and after the Effective Date, including, but not limited to, the payment of all operating expenses and capital expenditures relating to the Property, all liabilities, duties, and obligations under the provisions of the Leases, duties, claims, and the JEA, and all assignments, agreements, joint operating agreements, easements, rights-of-way, and all other contracts, agreements and instruments affecting the Leases, or the premises covered thereby and which are specifically identified on Exhibit 4.1(f).
Notwithstanding anything set forth in Section 12.1 or otherwise in this Agreement, Buyer is not assuming any liability or other obligation whatsoever for, or indemnifying Sellers or any other person for any claims, actions, causes of action, liabilities, damages, costs or expenses arising out of or related to the Excluded Properties.
THE FOREGOING ASSUMPTIONS AND INDEMNIFICATIONS SHALL APPLY WHETHER OR NOT SUCH DUTIES, OBLIGATIONS OR LIABILITIES, OR SUCH CLAIMS, ACTIONS, CAUSES OF ACTION, LIABILITIES, DAMAGES, LOSSES, COSTS OR EXPENSES ARISE OUT OF (i) NEGLIGENCE (INCLUDING SOLE NEGLIGENCE, SIMPLE NEGLIGENCE, CONCURRENT NEGLIGENCE, ACTIVE OR PASSIVE NEGLIGENCE, BUT EXPRESSLY NOT INCLUDING GROSS NEGLIGENCE OR WILLFUL MISCONDUCT) OF ANY INDEMNIFIED PARTY, OR (ii) STRICT LIABILITY. BUYER SHALL HAVE NO REMEDY FOR ANY MATTER RELATING TO THE MINIMUM ROYALTY LITIGATION.
          Section 12.2. Indemnification By Seller. From and after Closing, each Seller shall indemnify and hold Buyer and its directors, officers, employees and attorneys, contractors, subcontractors, insurers, and agents (collectively, “Buyer Indemnitees”) harmless from and against any and all claims, actions, causes of action, liabilities, damages, costs or expenses (including without limitation court costs and consultants and attorneys fees) (individually a “Buyer’s Indemnified Claim” and collectively “Buyer’s Indemnified Claims”) arising out of:
     (a) any misrepresentation or breach of any representation, warranty, covenant or agreement of such Seller contained in this agreement, except to the extent otherwise provided in Section 7.1;

     (b) Excluded Liens on such Seller’s interest in the Properties; and
     (c) the employment relationship between such Seller and any of Seller’s present or former employees or the termination of any such employment relationship;
     (d) with respect to the Property, claims for personal injury or wrongful death occurring or arising prior to the Closing;
     (e) with respect to the Property, all other claims, liabilities, duties, and obligations that arise out of the ownership, operation or use of the Properties (except for those matters described in Section 12.1(b) and 12.1(c)) prior to the Effective Date, including, but not limited to, the payment of all operating expenses and capital expenditures relating to the Property, all liabilities, duties, and obligations of a Seller express or implied, under the provisions of the Leases (including, without limitation, the payment of royalties) and any and all other contracts and agreements which are identified on Exhibit 4.1(f).
provided however, Sellers shall not be obligated to indemnify the Buyer Indemnitees under this Section for (i) the Excluded Properties and (ii) except to the extent, if any, that the aggregate of all of Buyer’s Indemnified Claims exceeds One Million And No/100 Dollars ($1,000,000.00), any Buyer Indemnified Claim.
THE FOREGOING ASSUMPTIONS AND INDEMNIFICATIONS SHALL APPLY WHETHER OR NOT SUCH DUTIES, OBLIGATIONS OR LIABILITIES, OR SUCH CLAIMS, ACTIONS, CAUSES OF ACTION, LIABILITIES, DAMAGES, LOSSES, COSTS OR EXPENSES ARISE OUT OF (i) NEGLIGENCE (INCLUDING SOLE NEGLIGENCE, SIMPLE NEGLIGENCE, CONCURRENT NEGLIGENCE, ACTIVE OR PASSIVE NEGLIGENCE, BUT EXPRESSLY NOT INCLUDING GROSS NEGLIGENCE OR WILLFUL MISCONDUCT) OF ANY INDEMNIFIED PARTY, OR (ii) STRICT LIABILITY.
          Section 12.3. Survival of Provisions. The representations and warranties contained in this Agreement and in any certificate delivered at Closing shall survive the Closing with respect to a Property and the delivery of the Conveyance in respect to a Property for a period of eleven (11) months, except the representation set forth in Sections 4.1(a), (b), (d), and (j) which shall survive for the period of the applicable statute of limitations. All covenants of Seller or Buyer contained in this Agreement, or in any certificate delivered at the Closing shall survive the Closing and the delivery of the Conveyance, except for (a) any covenant which by its terms terminates as of a specific date, or is only made for a specified period, and (b) the covenants set forth in Section 12.2 (and any other covenants of Seller to indemnify Buyer) which shall only survive for a period of eleven (11) months from the Closing with respect to a Property (the “Survival Period”). Notice of any claim by Buyer for indemnification arising during the Survival Period must be given to Seller within 90 days after such claim arises as a condition precedent to the right to sue to enforce such claim for indemnification. Buyer may bring a suit to enforce any claim for indemnification or a claim for a breach of representation or warranty (except as set forth in Section 4.1(j) under this Agreement), arising during the Survival Period and for which notice is timely given to Seller, for a period of two (2) years after Buyer shall have given Seller written notice as provided herein.

          Section 12.4. Limitation on Seller’s Indemnity Obligations. In no event shall Sellers, in the aggregate, be obligated under this Agreement to indemnify Buyer for an aggregate amount in excess of five percent (5%) of the unadjusted Purchase Price.
          Section 12.5. Notice of Claim. If indemnification pursuant to Section 12.1 or 12.2 is sought, the party seeking indemnification (the “Indemnitee”) shall give written notice to the indemnifying party of an event giving rise to the obligation to indemnify, describing in reasonable detail the factual basis for such claim, and shall allow the indemnifying party to assume and conduct the defense of the claim or action with counsel reasonably satisfactory to the Indemnitee, and cooperate with the indemnifying party in the defense thereof. The Indemnitee shall have the right to employ separate counsel to represent the Indemnitee if the Indemnitee is advised by counsel that an actual conflict of interest makes it advisable for the Indemnitee to be represented by separate counsel and the reasonable expenses and fees of such separate counsel shall be paid by the indemnifying party.
          Section 12.6. No Commissions Owed. Each Seller agrees to indemnify and hold the Buyer Indemnitees harmless from and against any and all claims, actions, causes of action, liabilities, damages, losses, costs or expenses (including, without limitation, court costs and attorneys fees) of any kind or character arising out of or resulting from any agreement, arrangement or understanding alleged to have been made by, or on behalf of, such Seller with any broker or finder in connection with this Agreement or the transaction contemplated hereby. Buyer agrees to indemnify and hold the Seller Indemnitees harmless from and against any and all claims, actions, causes of action, liabilities, damages, losses, costs or expenses (including, without limitation, court costs and attorneys fees) of any kind or character arising out of or resulting from any agreement, arrangement or understanding alleged to have been made by, or on behalf of, Buyer with any broker or finder in connection with this Agreement or the transaction contemplated hereby.
          Section 12.7. Calculation of Loss
     (a) The amount of any losses for which indemnification is provided under this Article XII shall be net of any amounts actually recovered or recoverable by the indemnified party under insurance policies with respect to such losses (net of any tax or expenses incurred in connection with such recovery). Buyer and Seller each shall use their respective commercially reasonable efforts to recover under insurance policies any losses prior to seeking indemnification under this Agreement. To the extent that indemnification for any loss is provided under Article XII and subsequently amounts are recovered by the Indemnified Party under insurance policies with respect to such loss or from any third party pursuant to third-party indemnification agreements, the Indemnified Party shall pay to the Indemnifying Party all such amounts recovered by the Indemnified Party promptly following the receipt of such amounts.
     (b) If the amount of any loss for which indemnification is provided under this Article XII gives rise to a Tax Benefit to the Indemnified Party making the Indemnification Claim, then the Indemnification Claim shall be reduced to take account of any Tax Benefit realized by the indemnified party arising from the incurrence or payment of any such loss. If any such Tax Benefit is actually realized before the date of an indemnification payment, such indemnification payment shall be reduced to take into the account the reduction in the relevant loss as a result of such Tax Benefit. If such Tax Benefit is actually realized after the date of an indemnification payment, the Indemnified Party shall promptly after such Tax Benefit is actually realized make a payment to the applicable Indemnifying Party to take into account the reduction in the relevant loss as a result of such Tax Benefit; such payments by an Indemnified Party not to exceed the indemnification payments previously received by such Indemnified Party from the Indemnify Party in respect of such Loss.
     For purposes of this Section 12.5(b), a Tax Benefit is “actually realized” to the extent that such Tax Benefit can be realized in the current taxable period or year or in any tax return with respect thereto (including through a carryback to a prior taxable period) or in any taxable period or year prior to the date of the Indemnification Claim.
          Section 12.8. Tax Treatment of Indemnity Payments. Sellers and Buyer agree to treat any indemnity payment made pursuant to this Agreement as an adjustment to the Purchase Price for federal, state, local and foreign income tax purposes.
ARTICLE XIII.
Casualty Losses
          Section 13.1. Losses. If any portion of the Properties is damaged or destroyed by fire or other casualty before the Closing, either party may, at its option, and upon written notice prior to Closing to the other party, elect to exclude such portion of the Properties from this Agreement. In the event that the portion of the Properties to be excluded pursuant to this Section 13.1 is the entirety of a Lease or other portion of the Properties for which an Allocated Amount is set forth on Exhibit 1.1, the Purchase Price shall be reduced by the Allocated Amount of the portion of the Properties to be excluded. In the event that the portion of the Properties sought to be excluded is less than the entirety of a Lease, the Purchase Price shall be reduced by a mutually agreed upon amount. If neither party elects to delete such damaged portion of the Properties from this Agreement, the applicable Seller shall pay the deductible due under any insurance policy or policies insuring the same and deliver to Buyer, at the Closing, any insurance proceeds actually received by it by reason of such casualty, and assign to Buyer all of its right, title and interest in any claim under any applicable insurance policies in respect of such casualty.
     Except as set forth above, and except for Buyer rights under Article VII with respect to Defects, Buyer assumes any other risk of loss with respect any change in the condition of the Properties from the Effective Date until the Closing including without limitation losses with respect to the depletion of oil and gas, and other hydrocarbons.
ARTICLE XIV.
Notices
          Section 14.1. Notices. All notices and other communications required under this Agreement shall (unless otherwise specifically provided herein) be in writing and be delivered personally, by recognized commercial courier or delivery service which provides a receipt, by facsimile (with receipt acknowledged), or by registered or certified mail (postage prepaid), at the following addresses:

If to Buyer:	Ultra Resources, Inc.
363 N. Sam Houston Parkway East
Suite 1200
Houston, TX 77060
Attn: Marshall D. Smith
Phone: (281) 876-0120
Facsimile: (281) 876-2831

With a copy to:	Haynes and Boone, LLP
1221 McKinney
Suite 2100
Houston, Texas 77010
Attn: Guy Young
Phone: (713) 547-2081

If to Seller:	NCL Appalachian Partners, L.P.
25231 Grogan’s Mill Road, Suite 500
The Woodlands, Texas 77380
Attn:
Phone: (281) 362-8600 x 16
Facsimile: (281) 419-6626

With a copy to:	Thompson & Knight, LLP
1722 Routh Street, Suite 1500
Dallas, Texas 75201
Attn: Oil & Gas Section
Phone: (214) 969-1700
Facsimile: (214) 969-1751
or such other post office address within the continental limits of the United States as a party may designate for itself by giving notice to the other party, in the manner provided in this Section, at least ten (10) days prior to the effective date of such change of address. All notices given by personal delivery or mail shall be effective on the date of actual receipt at the appropriate address as provided above. Notices given by facsimile, if receipt is confirmed by the transmitting device, shall be effective upon actual receipt of received during recipient’s normal business hours or at the beginning of the next business day after receipt if received after recipient’s normal business hours.
ARTICLE XV.
Miscellaneous Matters
          Section 15.1. JEA Properties. It is the intent of NCL that the Properties conveyed hereby include all of the Oil and Gas Interests that are the subject of the JEA being the Deep Rights in the Leases that are within the JEA Lands (as such term is defined in the JEA).
          Section 15.2. Further Assurances. After the Closing, each Seller shall execute and deliver, and shall otherwise cause to be executed and delivered, from time to time, such further instruments, notices, division orders, transfer orders and other documents, and do such other and further acts and things, as may be reasonably necessary to more fully and effectively grant, convey and assign the Properties to Buyer and otherwise carry out the transactions contemplated hereby. To the extent that Buyer determines that any of the assignments made from Seller pursuant to this Agreement may not be approved by the Department of Conservation and National Resources of the State of Pennsylvania (“DCNR”), the Buyer and Sellers shall cooperate on executing such additional or replacement documents, assignments or acquittances that, in Buyer’s best estimation, will receive such approvals by the DCNR as may then be required to effect the assignment to Buyer.
          Section 15.3. Waiver of Consumer Rights. Buyer and each Seller hereby waive their respective rights under the Texas Deceptive Trade Practices — Consumer Protection Act, Section 17.41 et seq., Business and Commerce Code, a law that gives consumers special rights and protections, and any similar law in any other state to the extent such Act or similar law would otherwise apply. After consultation with an attorney of its own selection, each party voluntarily consents to this waiver. To evidence each party’s ability to grant such waiver, each party represents to the other that it (a) is in the business of seeking or acquiring, by purchase or lease, goods or services for commercial or business use, (b) has knowledge and experience in financial and business matters that enable it to evaluate the merits and risks of the transactions contemplated hereby, (c) is not in a significantly disparate bargaining position, and (d) has consulted with, and is represented by, an attorney of such party’s own selection in connection with this transaction, and such attorney was not directly or indirectly identified, suggested, or selected by Seller or an agent of Seller.
          Section 15.4. Parties Bear Own Expenses/No Special Damages. Each party shall bear and pay all expenses (including, without limitation, legal fees) incurred by it in connection with the transaction contemplated by this Agreement. NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY NEITHER PARTY SHALL HAVE ANY OBLIGATIONS WITH RESPECT TO THIS AGREEMENT, OR OTHERWISE IN CONNECTION HEREWITH, FOR ANY SPECIAL, CONSEQUENTIAL OR PUNITIVE DAMAGES, PROVIDED THAT ANY SPECIAL, CONSEQUENTIAL OR PUNITIVE DAMAGES RECOVERED BY A THIRD PARTY (EXCEPT AN AFFILIATE OF THE INDEMNIFIED PARTY) SHALL BE RECOVERABLE BY A PARTY TO THE EXTENT THAT SUCH PARTY IS ENTITLED TO INDEMNIFICATION FOR THE MATTER FOR WHICH SUCH DAMAGES ARE RECOVERED.
          Section 15.5. No Sales Taxes. No sales, transfer or similar Tax will be collected at Closing from Buyer in connection with this transaction. If, however, this transaction is later deemed to be subject to sales, transfer or similar Tax, for any reason, Buyer agrees to be solely responsible, and shall indemnify and hold Sellers (and each Seller’s affiliates, and its and their directors, officers, employees, attorneys, contractors and agents) harmless, for any and all sales, transfer or other similar Taxes (including related penalty, interest or legal costs) due by virtue of this transaction on the Properties transferred pursuant hereto and the Buyer shall remit such Taxes at that time. Sellers and Buyer agree to cooperate with each other in demonstrating that the requirements for exemptions from such Taxes have been met.

          Section 15.6. Entire Agreement; Confidentiality.
     (a) This Agreement contains the entire understanding of the parties hereto with respect to subject matter hereof and supersedes all prior agreements, understandings, negotiations, and discussions among the parties with respect to such subject matter; provided that except as provided for herein any Confidentiality Agreement executed by Buyer and Seller, or any representative of Seller, in connection with the transaction contemplated hereby remains in full force and effect and is not superseded or modified by this Agreement.
     (b) Each Seller shall keep strictly confidential: this Agreement, including the terms and conditions hereof and information about the Properties (the “Seller Confidential Information”), except that such confidentiality requirement shall not apply to the extent the matters described in clauses (a) and (b) of this provision: (1) Buyer approves the disclosure of such matters; (2) need to be disclosed by such Seller to its affiliates, directors, officers, employees and agents, including its accountants, attorneys and other advisors (and provided such Seller instructs such recipients at the time of or before such disclosure to maintain the confidentiality of such matters); (3) need to be disclosed by Sellers to comply with applicable law, including regulations promulgated by agencies; (4) become known to the general public other than as a result of a breach of this provision by such Seller; (5) are made available to such Seller on a non-confidential basis from a source other than Buyer; or (6) information about the Properties to the extent such information also relates to the Shallow Rights.
          Section 15.7. Amendments, Waivers. This Agreement may be amended, modified, supplemented, restated or discharged (and provisions hereof may be waived) only by an instrument in writing signed by the party against whom enforcement of the amendment, modification, supplement, restatement or discharge (or waiver) is sought.
          Section 15.8. Choice of Law and Venue. Without regard to principles of conflicts of law, this Agreement shall be construed and enforced in accordance with and governed by the laws of the state of Texas applicable to contracts made and to be performed entirely within such state and the laws of the United States of America, except that, to the extent that the law of a state in which a portion of the Properties is located (or which is otherwise applicable to a portion of the Properties) necessary governs, the law of such state shall apply as to that portion of the property located in (or otherwise subject to the laws of) such state. EACH PARTY HERETO WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT. Each of the parties hereby (a) irrevocably submits to the exclusive jurisdiction of the state and federal courts of Harris County, Texas, for the purposes of any suit, action or proceeding arising out of or relating to this Agreement, and (b) waives, and agrees not to assert in any such suit, action or proceeding, any claim that (i) it is not personally subject to the jurisdiction of such court or of any other court to which proceedings in such court may be appealed; (ii) such suit, action or proceeding is brought in an inconvenient forum; or, (iii) the venue of such suit, action or proceeding is improper.
          Section 15.9. Time of Essence. Time is of the essence in this Agreement.

          Section 15.10. No Assignment . Neither party shall have the right to assign this Agreement, including any indemnification rights, without the prior written consent of the other party first having been obtained except that Buyer may assign the right to acquire the Properties to a wholly-owned subsidiary. In the event of an assignment to a subsidiary, Buyer shall not be relieved of any liability or obligations arising under the terms of this Agreement.
          Section 15.11. Successors and Assigns. Subject to the limitation on assignment contained in Section 15.10 above, the Agreement shall be binding on and inure to the benefit of the parties hereto and their respective permitted successors and assigns.
          Section 15.12. No Press Releases. Sellers and each Seller’s affiliates shall not make any press release or other public announcement of this Agreement or the transactions contemplated hereby. Buyer shall not issue or cause the publication of any press release or other announcement with respect to this Agreement and the transactions contemplated by this Agreement without the prior consultation with NCL, except as may be required by law, or by any listing agreement with a national securities exchange, and Buyer shall use reasonable efforts to provide copies of such release or other announcement to NCL, and give due consideration to such comments as each Seller may have, prior to such release or other announcement. Any press releases or announcements shall only mention Sellers and shall not mention any partners or affiliates of any Seller.
          Section 15.13. Counterpart Execution, Fax Execution. This instrument may be executed in a number of identical counterparts, each of which for all purposes is to be deemed an original, and all of which constitute collectively, one instrument. It is not necessary that each party hereto execute the same counterpart so long as identical counterparts are executed by each such party hereto. This instrument may be validly executed and delivered by facsimile or other electronic transmission.
          Section 15.14. Exclusive Remedy. The obligations of the Sellers under this Agreement shall be several with respect to the interest owned by each in the Properties and not joint. The sole and exclusive remedy of Buyer with respect to the Properties shall be pursuant to the express provisions of this Agreement. Without limitation of the foregoing, if the Closing occurs the sole and exclusive remedy of Buyer, for any and all (a) claims relating to any representations, warranties, covenants and agreements that is contained in this Agreement or in any certificate delivered at Closing, (b) other claims pursuant to or in connection with this Agreement and (c) other claims relating to the Properties and the purchase and sale thereof, shall be any right to indemnification from such claims that is expressly provided in this Agreement, and if no such right of indemnification is expressly provided, then such claims are hereby waived to the fullest extent permitted by law. If the Closing does not occur due to the breach of any Seller, to the extent permitted by applicable law, the sole and exclusive remedy of Buyer shall, at Buyer’s election, either be the right (i) to the return of the Deposit to extent provided herein or (ii) to specific performance to the extent specific performance is available under applicable law. If the Closing does not occur for any reason whatsoever, including the breach of any Seller, Buyer shall not be entitled to recover any monetary damages. If the foregoing limitation of Buyer’s remedies if the Closing does not occur should for any reason be legally unenforceable, then the sole and exclusive remedy of Buyer, in such event, shall instead be any right to recover actual, direct damages for such breach, provided that in no event shall Buyer be entitled to recover an amount in excess of an amount equal to the Deposit.
          Section 15.15. Imputed Knowledge and Waiver. Anything to the contrary notwithstanding, if Buyer or an affiliate of Buyer (a) owns any leasehold interest in a Property or (b) acts as a operator with respect to any Property (regardless of whether or not it also owns an interest in such Property), Buyer shall be deemed to have knowledge of any Defect or breach of any representation or warranty by Seller with respect to such Property, and shall not be entitled (and hereby waives any right) (i) to give a notice of an Asserted Defect with respect to such Property, (ii) to refuse to close because of the existence of any such Defect or breach or (iii) to indemnity or any other remedy with respect to any such Defect or breach.
          Section 15.16. Like Kind Exchange. Either party may elect to structure this transaction as a like-kind exchange pursuant to Section 1031 of the Code, and the regulations promulgated thereunder, with respect to any or all of the Properties (a “Like-Kind Exchange”) at any time prior to the date of Closing. In order to effect a Like-Kind Exchange, non-electing party shall cooperate and do all acts as may be reasonably required or requested by the party electing for a Like-Kind Exchange with regard to effecting such Like-Kind Exchange, including, but not limited to, permitting such party to assign its rights under this Agreement to a Qualified Intermediary (“QI”) of such party’s choice in accordance with Treasury Regulation § 1.1031(k)-1(g)(4) or executing additional escrow instructions, documents, agreements or instruments to effect an exchange; provided, however, Buyer shall not be required to take title to any property other than the Properties in connection with the Like-Kind Exchange, and Buyer’s possession of the Properties will not be delayed by reason of any such Like-Kind Exchange. Buyer reserves the right, at or prior to Closing, to assign its rights or a portion thereof under this Agreement with respect to any or all of the Properties to Buyer’s Qualified Exchange Accommodation Titleholder (as that term is defined in Revenue Procedure 2000-37) (“QEAT”) in connection with effecting a Like-Kind Exchange. Seller and Buyer acknowledge and agree that a whole or partial assignment of this Agreement to a QI or QEAT shall not release either Seller or Buyer from, or expand, any of their respective liabilities and obligations to each other under this Agreement. The party not participating in the Like-Kind Exchange shall not be obligated to pay any additional costs or incur any additional obligations in its sale or purchase, as applicable, of the Properties if such costs are the result of the other party’s Like-Kind Exchange, and the party electing to consummate the sale as a Like-Kind Exchange agrees to hold harmless and indemnify the other party from and against all claims, losses and liabilities, if any, resulting from the Like-Kind Exchange.
          Section 15.17. References, Titles and Construction.
     (a) All references in this Agreement to articles, Sections, subsections and other subdivisions refer to corresponding articles, sections, subsections and other subdivisions of this Agreement unless expressly provided otherwise.
     (b) Titles appearing at the beginning of any of such subdivisions are for convenience only and shall not constitute part of such subdivisions and shall be disregarded in construing the language contained in such subdivisions.

     (c) The words “this Agreement”, “this instrument”, “herein”, “hereof”, “hereby”, “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited.
     (d) Words in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires. Pronouns in masculine, feminine and neuter genders shall be construed to include any other gender.
     (e) Examples shall not be construed to limit, expressly or by implication, the matter they illustrate.
          Section 15.18. Severability. The provisions of this Agreement will be deemed severable and the invalidity or unenforceability of any provision will not affect the validity or enforceability of any other provision.

IN WITNESS WHEREOF, this Agreement is executed by the parties hereto on the date set forth above.

NCL APPALACHIAN PARTNERS, L.P.
By:	NCL Appalachia, LLC, its general partner

By:
Name:
Title:

LOCIN OIL CORPORATION
By:
Name:
Title:

MC RESERVES, INC.
By:
Name:
Title:

LYONS PETROLEUM RESERVES, INC.
By:
Name:
Title:

ULTRA RESOURCES, INC.
By:
Name:
Title:

[Signature Page to Agreement of Sale and Purchase]

Exhibit 9.2(a)
CONVEYANCE
NCL Appalachian Partners, L.P., a Texas limited partnership (herein called “NCL”), Locin Oil Corporation, a Texas corporation, Lyons Petroleum Reserves, Inc., a Texas corporation, and MC Reserves, Inc., a Texas corporation (collectively with NCL herein called “Grantors”, and individually “Grantor”), for Ten Dollars and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), does hereby GRANT, BARGAIN, SELL, CONVEY, ASSIGN, TRANSFER, SET OVER, and DELIVER unto Ultra Resources, Inc., a Wyoming corporation (herein called “Grantee”), with an address at 363 N. Sam Houston Parkway East, Suite 1200, Houston, TX 77060, the following described properties, rights and interests:
     (a) All of NCL’s rights, titles and interests in and to the oil, gas and/or mineral leases which are described on Part I and Part II of Exhibit A hereto (including concurrent rights of ingress and egress arising pursuant to the leasehold interest) and any ratifications or amendments to such leases insofar and only insofar as said leases pertain to all depths below the subsurface depth of the stratigraphic equivalent of the top of the Devonian Geneseo Shale formation being further described as a depth of 7,265’ in the Phillips Petroleum Company COP Tract 102-1 well located in Clinton County, Pennsylvania (API No. 37-035-20039) as further defined in the Agreement of Sale and Purchase (as defined below, said depths are herein called the Deep Rights”) even though such interests may be incorrectly described in Part I and Part II of Exhibit A, inclusive, or omitted from Part I and Part II of Exhibit A (the properties in the subsection (a) are herein called the “NCL Leases”);
     (b) All of NCL’s rights, titles and interests in and to the oil, condensate, natural gas, salt water disposal or water wells located on the NCL Leases and listed on Part III of Exhibit A (the “Wells”);
     (c) All of Grantors’ rights, titles and interests in and to the oil, gas and/or mineral leases which are described on Part IV of Exhibit A hereto (including concurrent rights of ingress and egress arising pursuant to the leasehold interest) and any ratifications or amendments to such leases insofar and only insofar as said leases pertain to the Deep Rights even though such interests may be incorrectly described in Part IV of Exhibit A, inclusive, or omitted from Part IV of Exhibit A (“Other Leases, collectively with the NCL Leases, the “Leases”);
     (d) All of Grantors’ rights, titles and interests in and to, or otherwise derived from, all presently existing and valid oil, gas and/or mineral unitization, pooling, and/or communitization agreements, declarations and/or orders (including, without limitation, all units formed under orders, rules, regulations, or other official acts of any federal, state or other authority having jurisdiction, and voluntary unitization agreements, designations and/or declarations) to the extent that they relate to any of the properties described in subsections (a), (b) and (c) above; and

1

     (e) All of Grantors’ rights, titles and interests in and to all presently existing and valid production sales contracts, operating agreements, and other agreements and contracts (i) to the extent that they relate to any of the Leases and the Wells; and
     (f) All of Grantors’ rights, titles and interests in and to all materials, supplies, machinery, equipment, improvements and other personal property and fixtures (including, but not by way of limitation, all casing, tubing, wellhead equipment, pumping units, flowlines, tanks, buildings, injection facilities, saltwater disposal facilities, compression facilities, gathering systems, plants and other equipment) to the extent that they relate to any of the Leases or the Wells, provided that such compression facilities, gathering systems, flowlines, plants and other equipment related to such Leases and Wells are only included from the wellhead up to the first sales point being the meters described on Exhibit B.
TO HAVE AND TO HOLD the Properties unto Grantee, its successors and assigns, forever.
EACH GRANTOR (SEVERALLY AND NOT JOINTLY AND ONLY AS TO SUCH GRANTOR’S INTEREST IN THE PROPERTIES DESCRIBED IN SECTIONS (a) THROUGH (f) ABOVE) AGREES, FOR A PERIOD OF TWO (2) YEARS AFTER THE EXECUTION OF THIS CONVEYANCE BY SUCH GRANTOR, TO WARRANT AND DEFEND TITLE TO THE PROPERTIES UNTO GRANTEE AGAINST THE CLAIMS AND DEMANDS OF ALL PERSONS CLAIMING, OR TO CLAIM THE SAME, OR ANY PART THEREOF, BY, THROUGH OR UNDER SUCH GRANTOR, BUT NOT OTHERWISE. EXCEPT FOR THE SPECIAL WARRANTY OF TITLE SET FORTH ABOVE, THIS CONVEYANCE IS MADE WITHOUT ANY WARRANTIES OR REPRESENTATIONS, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE AND GRANTORS EXPRESSLY DISCLAIMS ANY AND ALL OTHER REPRESENTATIONS AND WARRANTIES. WITHOUT LIMITATION OF THE FOREGOING, EXCEPT FOR THE SPECIAL WARRANTY OF TITLE SET FORTH ABOVE, THE PROPERTIES ARE CONVEYED PURSUANT HERETO WITHOUT ANY WARRANTY OR REPRESENTATION WHETHER EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, RELATING TO TITLE TO THE PROPERTIES OR RELATING TO THE CONDITION, QUANTITY, QUALITY, FITNESS FOR A PARTICULAR PURPOSE, CONFORMITY TO THE MODELS OR SAMPLES OF MATERIALS OR MERCHANTABILITY OF ANY EQUIPMENT OR ITS FITNESS FOR ANY PURPOSE. WITHOUT LIMITATION OF THE FOREGOING, IT IS EXPRESSLY UNDERSTOOD AND AGREED THAT THE DOCTRINE OF AFTER ACQUIRED TITLE SHALL NOT APPLY TO THIS CONVEYANCE AND THAT THE GRANTORS SHALL NOT BE ESTOPPED FROM ASSERTING ANY AFTER ACQUIRED RIGHT, TITLE OR INTEREST. GRANTEE HAS INSPECTED, OR WAIVED ITS RIGHT TO INSPECT, THE PROPERTIES FOR ALL PURPOSES AND SATISFIED ITSELF AS TO THEIR PHYSICAL AND ENVIRONMENTAL CONDITION, BOTH SURFACE AND SUBSURFACE, INCLUDING BUT NOT LIMITED TO CONDITIONS SPECIFICALLY RELATED TO THE PRESENCE, RELEASE OR DISPOSAL OF HAZARDOUS SUBSTANCES, SOLID WASTES, ASBESTOS AND OTHER MAN MADE FIBERS, OR NATURALLY OCCURRING RADIOACTIVE MATERIALS. GRANTEE IS RELYING SOLELY UPON ITS OWN INSPECTION OF THE PROPERTIES, AND GRANTEE

2

ACCEPTS ALL OF THE SAME IN THEIR “AS IS”, “WHERE IS” CONDITION. ALSO WITHOUT LIMITATION OF THE FOREGOING, GRANTORS MAKES NO WARRANTY OR REPRESENTATION, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, AS TO THE ACCURACY OR COMPLETENESS OF ANY DATA, REPORTS, RECORDS, PROJECTIONS, INFORMATION OR MATERIALS NOW, HERETOFORE OR HEREAFTER FURNISHED OR MADE AVAILABLE TO GRANTEE IN CONNECTION WITH THIS CONVEYANCE OR ANY OTHER MATTERS CONTAINED IN ANY MATERIALS FURNISHED OR MADE AVAILABLE TO GRANTEE BY ANY GRANTOR OR BY GRANTOR’S AGENTS OR REPRESENTATIVES. ANY AND ALL SUCH DATA, RECORDS, REPORTS, PROJECTIONS, INFORMATION AND OTHER MATERIALS (WRITTEN OR ORAL) FURNISHED BY ANY GRANTOR OR OTHERWISE MADE AVAILABLE OR DISCLOSED TO GRANTEE ARE PROVIDED GRANTEE AS A CONVENIENCE AND SHALL NOT CREATE OR GIVE RISE TO ANY LIABILITY OF OR AGAINST ANY GRANTOR AND ANY RELIANCE ON OR USE OF THE SAME SHALL BE AT GRANTEE’S SOLE RISK TO THE MAXIMUM EXTENT PERMITTED BY LAW.
This Conveyance is made subject to that certain Agreement of Sale and Purchase between Grantors and Grantee dated December 19, 2009. Such Agreement contains certain representations, warranties and agreements between the parties, some of which may survive the delivery of this Conveyance, as provided for therein.
Grantors agrees to execute and deliver to Grantee, from time to time, such other and additional instruments, notices, division orders, transfer orders and other documents, and to do all such other and further acts and things as may be necessary to more fully and effectively grant, convey and assign to Grantee the Properties.
This Conveyance is being executed in several counterparts all of which are identical except that, to facilitate recordation, certain counterparts hereof may contain only that portion of Exhibit A which contains specific descriptions of properties located in the recording jurisdiction in which the particular counterpart is to be recorded, with other portions of Exhibit A being included in such counterparts by reference only. All of such counterparts together shall constitute one and the same instrument.
IN WITNESS WHEREOF this Conveyance has been executed by each Grantor on the date of its acknowledgment effective as to runs of oil and deliveries of gas, and for all other purposes, as of 7:00 a.m. local time at the locations of the Properties, respectively, on October 1, 2009 (“Effective Date”).

NCL APPALACHIAN PARTNERS, L.P.
By:	NCL Appalachia, LLC, its general partner

By:
Name:
Title:

3

LOCIN OIL CORPORATION
By:
Name:
Title:

LYONS PETROLEUM RESERVES, INC.
By:
Name:
Title:

MC RESERVES, INC.
By:
Name:
Title:

ULTRA RESOURCES, INC.
By:
Name
Title:

4